Exhibit 10.14

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version
CREDIT AGREEMENT
dated as of November 1, 2024
among
ESS TECH, INC.
as Borrower
and

EXPORT-IMPORT BANK OF THE UNITED STATES

EXIM Bank Transaction No. AP089503XX

EXIM Bank Transaction No. AP089503XX
Term Sheet

1.	Borrower:	ESS TECH, INC.
2.	Documentation Agent:	Centre Merchant Finance
3.	Securities Intermediary:	Morgan Stanley Smith Barney LLC
4.	Financed Portion Amount:	U.S.$20,000,000.00
	(a) Exposure Fee Percentage (applied to the Financed Portion Amount): Exposure Fee Amount:	12.4250% U.S.$2,485,000.00

Financed
As disbursed
5.Total Commitment Amount:    U.S.$22,709,850.00
6.Applicable Interest Rate:    CIRR, determined on the Business Day which is five (5) Business Days prior to the first Disbursement Date.
7.Commitment Fee: One-half of one percent (0.50%) per annum on the uncancelled and undisbursed amount of the Total Commitment Amount, accruing from August 26, 2024 to the Final Disbursement Date, and payable on March 30, June 30, September 30 and December 30 of each year beginning on March 30, 2025.
8.Principal Repayment: Nineteen (19) quarterly installments, due and payable on March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2026, until all of the principal outstanding under this Agreement is repaid in full.

9.    Payment Instructions: The following instructions are to be used for the remittance of any payments made to EXIM Bank using the Federal Reserve Wire Network (FedWire):

Fedwir e Field Tag	Fedwire Field Name	Required Information

{1510}	Type/Subtype	1000
{2000}	Amount	(enter payment amount)
{3400}	Receiver ABA routing number *	021030004
{3400}	Receiver ABA short name	TREAS NYC
{3600}	Business Function Code	CTR (or CTP)
{4200}	Beneficiary Identifier (account number)	00004984
{4200}	Beneficiary Name	EXPORT IMPORT BANK
{5000}	Originator	(enter the name of the originator of the payment)
{6000}	Originator to Beneficiary Information – Line 1	(AP089503XX; [enter nature of payment**].)

* The financial institution address for the U.S. Department of the Treasury’s ABA routing number is 33 Liberty Street, New York, NY 10045
** For example, Commitment Fee, Exposure Fee, Principal, Interest, etc.
Note required at first Disbursement: Yes
Except as otherwise provided in the Agreement, all notices shall be directed to the respective parties in accordance with the following:
To the Borrower
Address:    ESS Tech, Inc.
26440 SW Parkway Avenue, Bldg 83
Wilsonville, OR 97070
Attention:    Tony Rabb, Chief Financial Officer
Telephone:    [***]
E-mail:    [***]

To EXIM Bank
Address:    Export-Import Bank of the United States 811 Vermont Avenue, N.W.
Washington, D.C. 20571
Attention:    Vice President – Asset Management Division
Telephone:    [***] (Asset Management Division)
E-mail:    [***]

Page
SECTION 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION    1
1.01    Defined Terms    1
1.02    Principles of Construction    17
SECTION 2. THE CREDIT FACILITY    17
2.01 Amount    17
2.02    Availability      17
2.03 Deemed Date for Certain Costs    18
SECTION 3. DISBURSEMENTS    18
3.01    General Requirements    18
3.02 Limitation on Disbursements    18
3.03    Disbursement    18
SECTION 4. FINANCING ELIGIBILITY REQUIREMENTS AND COVERAGE    19
4.01    Eligibility for Financing    19
4.02    Coverage of the Credit Facility    20
SECTION 5. TERMS OF THE CREDIT FACILITY    20
5.01    Principal Repayment    20
5.02 Interest Payment    20
5.03 Prepayment    21
5.04 Evidence of Debt    23
SECTION 6. CONDITIONS PRECEDENT    24
6.01    Conditions Precedent to First Disbursement    24
6.02 Conditions Precedent to Each Disbursement    27
SECTION 7. FEES AND EXPENSES    29
7.01    Fees    29
7.02 Taxes    29
7.03 Expenses    30
7.04    Additional or Increased Costs    30
7.05    Indemnification    30
SECTION 8. PAYMENTS    31
8.01 Method of Payment    31
CREDIT AGREEMENT    -i-

(continued)
Page
8.02 Application of Payments    31
8.03 Application of Proceeds from Collateral and Other Amounts following an
Event of Default.    32
SECTION 9. REPRESENTATIONS, WARRANTIES, AND COVENANTS    32
9.01 Representations and Warranties of the Borrower    32
9.02 Affirmative Covenants of the Borrower    42
9.03 Negative Covenants of the Borrower    54
SECTION 10. CANCELLATION, SUSPENSION, AND EVENTS OF DEFAULT    56
10.01 Cancellation by the Borrower    56
10.02 Suspension and Cancellation by EXIM Bank    56
10.03 Events of Default and Remedies    57
SECTION 11. GOVERNING LAW AND JURISDICTION    60
11.01 Governing Law.    60
11.02 Submission to Jurisdiction    60
11.03 Service of Process.     61
11.04 Waiver of Immunity    61
11.05 Waiver of Security Requirements    61
11.06 No Limitation    61
SECTION 12. MISCELLANEOUS    61
12.01 Computations     61
12.02 Notices    62
12.03 Disposition of Indebtedness.    62
12.04 Benefit of Agreement    62
12.05 Disclaimer    62
12.06 Waiver of Consequential Damages, Etc    62
12.07 Payments Set Aside    63
12.08 No Advisory or Fiduciary Relationship    63
12.09 No Waiver; Remedies Cumulative     63
12.10 Entire Agreement    63
12.11 Amendment or Waiver    63
CREDIT AGREEMENT    -ii-

(continued)
Page
12.12 Counterparts    63
12.13 Judgment Currency    64
12.14 English Language    64
12.15 Severability     64
12.16 Waiver of Jury Trial    64
12.17 Survival    65
12.18 Patriot Act    65
ANNEX A    1
SCHEDULE 1 TO THE PROMISSORY NOTE    4
SCHEDULE 2 TO THE PROMISSORY NOTE    5
ANNEX B    1
EXHIBIT B-1    1
ANNEX C    1
ANNEX D    1
CREDIT AGREEMENT    -iii-

SCHEDULE, ANNEXES AND EXHIBITS

Schedule 1	-	Repayment Schedule
Schedule 2	-	Revenue Financial Covenant
Annex A	-	Form of Note
Annex B	-	Disbursement Procedures for Direct Credits
Exhibit B-1		Form of Request for Reimbursement
Annex C	-	Form of MMIA Compliance Plan
Annex D	-	Form of MMIA Annual Report
CREDIT AGREEMENT    -iv-

This CREDIT AGREEMENT, dated as of November 1, 2024, is made by and among ESS TECH, INC., a Delaware corporation (the “Borrower”) and the EXPORT-IMPORT BANK OF THE UNITED STATES, an agency of the United States of America (“EXIM Bank”). Capitalized terms used herein shall be defined as provided in Section 1.
BACKGROUND
WHEREAS:
(A)by this Agreement, EXIM Bank has established a credit facility, in an aggregate principal amount not to exceed the Total Commitment Amount, pursuant to which EXIM Bank shall extend financing (such facility, the “Credit Facility”) to the Borrower: (i) prior to the occurrence of the Financial Milestone, solely for the financing or refinancing of the cost of Contract Goods and Services (as defined below) related to the design, planning, purchase, delivery, installation, commissioning and maintenance of equipment for Production Line 1 (as defined below), (ii) upon the occurrence of the Financial Milestone, solely for the financing or refinancing of the cost of Contract Goods and Services (as defined below) related to the design, planning, purchase, delivery, installation, commissioning and maintenance of equipment for Production Line 2 (as defined below) (clauses (i) and (ii), collectively, the “Project” or the “EXIM Financed Project”), (iii) finance or refinance of the cost of various Ancillary Services, and (iv) finance the payment of the Exposure Fee and the Documentation Agent Fee;
(B)the establishment of the Credit Facility will facilitate exports from the United States; and
(C)the Credit Facility may be utilized by the Borrower in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION
1.01    Defined Terms. Unless otherwise defined herein, the following terms shall have the meanings specified below.
“Acquisition List” shall mean the list of Contract Goods and Services in a form specified by EXIM Bank approved for financing under the Credit Facility and delivered to EXIM Bank pursuant to Section 6.01(e), as it may be amended or otherwise modified from time to time (with the prior written consent of EXIM Bank).
“Agreement” shall mean this Credit Agreement, including any annex, exhibit, schedule, Term Sheet and other attachment thereto, in each case, as amended or otherwise modified from time to time.
“Ancillary Services” shall mean:
(a)    financial advisory services of a financial intermediary, financial institution or advisor, provided that such Person has been retained by the Borrower or EXIM Bank, and such services relate to assisting the Borrower in obtaining, structuring and/or meeting the financial requirements of the Credit Facility, or assisting EXIM Bank in its analysis of the Credit Facility and/or any underlying project and/or the business of the Borrower;
(b)legal services of attorneys engaged by the Borrower or EXIM Bank, where such services are provided in connection with the Credit Facility; and/or
(c)technical consultant services of an advisor or a consultant with respect to technical matters (including engineering consultants, yield consultants, reserve consultants, marketing consultants, independent auditors and insurance advisors) where: (i) EXIM Bank has required that such a consultant be retained in order to assist EXIM Bank in its analysis of the Credit Facility and/or of the business operations of the Borrower, (ii) the services of such consultant relate to the Credit Facility, and (iii) the experience, expertise and overall competence of such consultant are satisfactory to EXIM Bank (in its sole discretion).
“Ancillary Services Provider” shall mean a Person who provides Ancillary Services.
“Anti-Lobbying Certificate” shall mean a certificate of the Borrower, a Supplier or an Ancillary Services Provider, as the case may be, in the form of “Anti-Lobbying Declaration Certification for Contracts, Grants, Loans and Cooperative Agreements (including EXIM Bank Direct Loans)” set forth at http://www.exim.gov/doc025 (or as otherwise specified by EXIM Bank).
“Applicable Interest Rate” shall mean the rate set forth as such in the Term Sheet.
“Applicable Law” shall mean all applicable laws, ordinances, judgments, decrees, injunctions, writs, rules, regulations, orders, licenses, permits and orders of any court, arbitrator, Governmental Authority, or any directive, guideline, requirement or other governmental restriction, including those related to bribery and money laundering, in each case, whether or not having the force of law, or any conventions, treaties or applicable protocols thereto, and any determination by, or interpretation of any of the foregoing by, any judicial authority, binding on a given Person whether in effect as of the date hereof or as of any date thereafter, including without limitation, the Clean Water Act, the Clean Air Act and CERCLA.
“Asset Management Division” shall mean the Asset Management Division of EXIM Bank or any other division of EXIM Bank designated by EXIM Bank to perform the relevant functions of such division.
“Authorized Officer” shall mean, with respect to any Person, the chief executive officer, the president, any vice president, any assistant vice president, the chief financial officer or treasurer, the assistant treasurer or equivalent officers of such Person and any other officer or representative of such Person (a) who is duly authorized by such Person’s organizational instruments and/or Applicable Law to act on behalf of such Person with respect to the document(s) being executed, and (b) in the case of the Borrower, whose name, position and specimen signature appears on a certificate of incumbency delivered pursuant to Section 6.01 of this Agreement, as such certificate of incumbency may be amended from time to time, to identify names of the individuals then holding such offices or the names of such representatives (and who are authorized to act under such Person’s charter documents and/or Applicable Law) and the capacity in which they are acting.
“Award” shall have the meaning set for the term “award” in the SAM Regulations. “Borrower” shall have the meaning set forth in the preamble to this Agreement.
“Borrower Financial Statements” shall mean the audited financial statements of the Borrower for the fiscal year ended December 31, 2023, which the Borrower has furnished to EXIM Bank prior to the date of this Agreement.
“Business Day” shall mean any day on which the Federal Reserve Bank of New York is open for business.
“Cash Equivalents” shall mean:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof;
(b)investments in commercial paper maturing within two hundred and seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest short-term credit rating obtainable from a Credit Rating Agency;
(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof that is rated by at least two of the three Credit Rating Agencies as A1+ or A1 by Standard & Poor’s, P1 by Moody’s, and/or F-1+ or F1 by Fitch, as applicable, or that bear a credit rating of at least A from at least one of the three approved Credit Rating Agencies of Standard & Poor’s, Moody’s, and/or Fitch;
(d)fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act, (ii) are rated AAA and Aaa (or equivalent rating) by at least two Credit Rating Agencies and (iii) have portfolio assets of at least $5,000,000,000.
“Change of Control” means any Person, other than any of the Permitted Holders, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 50% or more of the total voting power of all classes of equity interests of the Borrower.

“CIRR” shall mean the “Commercial Interest Reference Rate,” as published by EXIM Bank at http://www.exim.gov/tools-for-exporters/commercial-interest-reference-rates (or as otherwise specified by EXIM Bank), for the applicable repayment term, or to the extent that the CIRR is not ascertainable pursuant to the foregoing, then the rate determined by EXIM Bank, which rate, absent manifest error, shall be final, conclusive and binding on the Borrower.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all personal property, rights and assets, whether tangible or intangible, that is subject to or intended to become subject to the Liens granted by the Security Documents.
“Commitment Fee” shall have the meaning set forth in Section 7.01(a).
“Commitment Fee Payment Date” shall mean March 30, June 30, September 30 and December 30 of each year, beginning on March 30, 2025.
“Contract Goods” shall mean goods (a) purchased in the United States under a Supply Contract, and (b) listed on the Acquisition List; provided that EXIM Bank shall determine what does and does not constitute Contract Goods, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.
“Contract Goods and Services” shall mean Contract Goods and Contract Services.
“Contract Services” shall mean services (including Ancillary Services) (a) performed by a Supplier or an Ancillary Services Provider under a Supply Contract, and (b) listed in the Acquisition List; provided, that EXIM Bank shall determine what does and does not constitute Contract Services that may be listed in the Acquisition List (as amended or modified from time to time pursuant to the terms hereof), and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.
“Control Agreement (Pledged Collateral Account)” shall mean that certain Control Agreement, dated as of the date hereof between Borrower, as account holder, Account Bank, as securities intermediary and EXIM Bank, as secured party.
“Covered Transaction” shall have the meaning set forth in the Debarment Regulations.
“Credit Administration Division” shall mean the Credit Administration and Claims Processing Division of EXIM Bank or any other division of EXIM Bank designated by EXIM Bank to perform the relevant functions of such division, which can be contacted via email at [***].

“Credit Agreement Required Documents” shall mean those documents, other than the Request for Reimbursement, required to be delivered by Section 6 of this Agreement for the relevant Disbursement, as the case may be.
“Credit Facility” shall have the meaning set forth in recital (A) to this Agreement.
“Credit Rating Agency” shall mean a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.
“Cumulative Export Percentage” shall mean the aggregate of all Exported Amounts divided by the aggregate of all Output Amounts for the current and all prior Reportable Periods, expressed as a percentage.
“Davis-Bacon Act” shall mean Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.
“Debarment Regulations” shall mean EXIM Bank Nonprocurement Debarment and Suspension Regulations, 2 C.F.R. pt. 3513 and the OMB Guidelines to Agencies on Governmentwide Debarment and Suspension (Nonprocurement), 2 C.F.R. pt. 180.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Disbursement” shall mean an advance from EXIM Bank to the Borrower reimbursing the Borrower for payments to a Supplier or an Ancillary Services Provider in accordance with this Agreement, together with any Exposure Fee payment made in connection therewith.
“Disbursement Date” shall mean, in relation to any Disbursement, the Business Day on which such Disbursement is made by EXIM Bank.
“Disbursement Portal” shall mean the portal for electronic submission of documents related to a Disbursement found at https://eximonline.exim.gov/apps/bap (or if not available at this link, then as provided by EXIM Bank upon request).
“Disposition of Indebtedness” shall have the meaning set forth in Section 12.03(a). “Disqualified” shall have the meaning set forth in the Debarment Regulations. “Documentation Agent” shall have the meaning set forth in the Term Sheet.
“Documentation Agent Agreement” shall mean the Documentation Agent Agreement dated as of the date hereof between Borrower, EXIM Bank and the Documentation Agent.

“Documentation Agent Fee” shall mean a fee in an amount not to exceed in the aggregate U.S.$30,000 payable by the Borrower to the Documentation Agent pursuant to the Documentation Agent Agreement.
“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna and other living organisms, the workplace, or as otherwise defined in any Environmental Law.
“Environmental Law” shall mean all applicable current and future federal, provincial, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the Environment, natural resources (including groundwater use), human health and safety including those related to the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials, and any other Applicable Law, relating to the foregoing.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) violation of or liability under any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal (or arrangement for the disposal) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” shall mean, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules regulations promulgated thereunder.
“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that is under common Control with Borrower within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.
“Event of Default” shall have the meaning set forth in Section 10.03(a).
“Event of Loss” shall mean any of the following events occurring prior to the satisfaction in full of all obligations of Borrower under this Agreement and any other Finance Document: (i) the actual or constructive total loss of the Contract Goods or the agreed or compromised total loss of the Contract Goods or the actual or constructive total loss of all or substantially all of the Production Lines or the Project Site or the Collateral; or (ii) damage to the Contract Goods, the Production Lines, the Project Site or the Collateral which, as determined by Borrower, makes repair thereof uneconomical or renders the Contract Goods, the Production Lines, the Project Site or the Collateral, as applicable, permanently unfit for their intended use.
“Excluded” shall have the meanings set forth in the Debarment Regulations.
“EXIM Bank” shall have the meaning set forth in the preamble to this Agreement.
“EXIM Financed Project” shall have the meaning set forth in recital (A) to this Agreement.
“Exported Amount” shall mean, with respect to a Reportable Period, the total amount of revenues attributable to exports from the Project or the total amount of units produced and exported from the Project, in each case, during such Reportable Period.
“Exposure Fee” shall mean a fee equal to (a) the product of (i) the Exposure Fee Percentage and (ii) the Financed Portion Amount.
“Exposure Fee Amount” shall mean the amount set forth in the Term Sheet.
“Exposure Fee Percentage” shall mean the percentage set forth in the Term Sheet.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Final Disbursement Date” shall mean the earliest of (a) September 30, 2025, (b) the date on which the full remaining balance of the Total Commitment Amount is cancelled by either (i)

the Borrower in accordance with Section 10.01 or (ii) EXIM Bank in accordance with Section 10.02, or (c) the date on which all of the Total Commitment Amount is fully drawn; provided that, if the Final Disbursement Date would otherwise occur on a day that is not a Business Day, the Final Disbursement Date shall be the immediately preceding Business Day.
“Final Maturity Date” shall mean June 30, 2031.
“Financial Milestone” means satisfaction of each of the following events: (a) no Potential Default or Event of Default shall have occurred and be continuing; and (b) the Borrower shall have delivered evidence satisfactory to EXIM Bank (as determined by EXIM Bank in its reasonable discretion) that after the date of this Agreement, the Borrower has raised an aggregate amount of not less than $50,000,000 in unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction) net cash proceeds from one or more bona fide equity financings, subject to verification by EXIM Bank (including supporting documentation requested by EXIM Bank).
“Finance Documents” shall mean this Agreement, any Note, the Security Documents, the Documentation Agent Agreement, the Landlord Access Agreement and all other documents and instruments to be executed and delivered by the Borrower under this Agreement.
“Financed Portion” shall mean the portion of the Net Contract Price of the total Contract Goods and Services that may be covered under the Credit Facility, as approved by EXIM Bank.
“Financed Portion Amount” shall mean the amount set forth as such in the Term Sheet.
“Foreign Plan” shall mean any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).
“GAAP” shall mean United States generally accepted accounting principles as in effect as of the date of determination thereof.
“Goods Subject to U.S. Flag Shipping” shall mean any Contract Goods identified under the header “USD Value of Goods Imported by Vessel” in the Acquisition List.
“Governmental Authority” shall mean any government or any political subdivision of a government, any nation, kingdom, state, agency, department, ministry or any other administrative authority or instrumentality thereof, including any state or local or other governmental agency or other authority, or any international, multi-national, supranational or other organization, agency, authority, body or entity exercising executive, legislative, tax, judicial, regulatory or administrative functions of or pertaining to government, including any monetary authority, central bank, securities exchange or self-regulatory organization.
“Hazardous Materials” shall mean all pollutants, contaminants, chemicals, materials, substances, wastes, mixtures, pesticides, and any other substance for which liability or standards of conduct are imposed under any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, noise, odor, mold infectious or medical wastes and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indemnified Liabilities” shall have the meaning set forth in Section 7.05. “Indemnified Person” shall have the meaning set forth in Section 7.05.
“Independent Consultant” shall mean any Independent Engineer, insurance advisor or any other independent consultant required by EXIM Bank.
“Independent Consultant Agreement” shall mean any agreement to engage an Independent Consultant.
“Independent Engineer” shall mean a qualified independent technical, safety, risk and/or other engineer services firm or consultant (not directly affiliated with the Borrower) acceptable to EXIM Bank.
“Initial Eligibility Date” shall mean August 1, 2021.
“Interest Payment Date” shall mean March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2024.
“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended, together with the regulations adopted thereunder.
“Iran Activities Certification” shall mean the form of “Iran Sanctions Certification as to Activities” available at http://www.exim.gov/doc026 (or as otherwise specified by EXIM Bank).
“IRS” shall mean the United States Internal Revenue Service.
“Itemized Statement of Payments” shall mean the itemized statement of payments entitled “Itemized Statement of Payments” in Form EIB 18-04 set forth at http://www.exim.gov/doc161 or in a form otherwise specified by EXIM Bank.
“Know Your Customer Requirements” shall have the meaning set forth in the definition of Trigger Threshold.
“Landlord Access Agreement” shall mean (a) that certain landlord access agreement dated as of the date hereof among EXIM Bank, Borrower and Parkway Woods, LLC, as landlord and (b) any other landlord access agreement entered into in accordance with Section 9.03(a)(ix).
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or otherwise), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever.
“MARAD” shall have the meaning set forth in Section 4.01.
“Margin Stock” shall mean margin stock within the meaning of Regulations T, U and X.

“Maturity Period” shall mean the period between the date of prepayment and the scheduled Repayment Date of the final installment of the principal under the Credit Facility that is prepaid.
“Minimum Export Percentage” shall mean fifteen percent (15%). “MMIA” shall mean Make More in America Initiative.
“MMIA Annual Report” shall mean an annual report substantially in the form of Annex D which shall be signed and certified by an Authorized Officer of the Borrower.
“MMIA Compliance Plan” shall mean the compliance plan with respect to MMIA Financings, as set forth in Annex C.
“MMIA Financing” shall mean EXIM Bank’s domestic financing facility under the MMIA.
“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.
“National Historic Preservation Act” shall mean the National Historic Preservation Act of 1966.
“NEPA” shall mean the National Environmental Policy Act of 1969 of the United States, as amended and the regulations promulgated, and any publicly available rulings issued, thereunder.
“Net Contract Price” shall mean, with respect to a Supply Contract, the Supplier Content for such Supply Contract.
“New Party” shall have the meaning set forth in Section 12.03(a). “Note” shall have the meaning set forth in Section 5.04(a).
“OFAC” shall mean the Office of Foreign Assets Control, of the U.S. Department of the Treasury.
“Operations Phase” shall mean, with respect to the applicable Production Line, the period such Production Line commences its commercial operation.
“Operative” shall mean that EXIM Bank has determined, in its sole discretion, that all conditions to the first Disbursement under the Credit Facility, as set forth in Section 6 of this Agreement have been fulfilled or waived by EXIM Bank and funds under the Credit Facility are available for Disbursement in accordance with this Agreement.
“Operative Notice” shall mean a written confirmation from EXIM Bank stating that the Credit Facility has been declared Operative.

“Organizational Documents” shall mean (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other EXIM Bank Debt” shall have the meaning set forth in Section 10.03(a)(xii).
“Output Amount” shall mean, with respect to a Reportable Period, the total amount of revenues from the Project or the total amount of units produced at the Project, in each case, during such Reportable Period.
“PATRIOT Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Default” shall mean any failure to pay in full when due, whether at stated maturity, by acceleration or otherwise, all or any part of the principal, accrued interest, fees or other amounts owing by the Borrower under this Agreement or any Note or any other Finance Document.
“Payment Default Date” shall mean the date due, whether at stated maturity, by acceleration or otherwise, of any principal, accrued interest, fees or other amounts owing by the Borrower under this Agreement or any Note or any other Finance Document that is the subject of a Payment Default.
“PBGC” shall mean the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” shall mean any employee pension benefit plan (excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Holders” means (a) each of the Persons holding any Equity Interest in the Borrower as of the date of this Agreement (or any affiliate of any such Person) and (b) any one or more Persons acquiring any Equity Interest in the Borrower (or any affiliate of any such Person) pursuant to a sale of Borrower’s equity securities in a public offering or to venture capital or private equity or other institutional investors for the primary purpose of raising funds for the costs and expenses of the business operations of the Borrower so long as, in the case of any such sale to a venture capital or private equity or other institutional investor, the Borrower identifies to EXIM

Bank the venture capital or private equity or other institutional investors at least seven (7) Business Days prior to the closing of the transaction (and after giving effect to such sale, any such investor owning direct or indirect Equity Interests in Borrower, in excess of the Trigger Threshold, (x) is not a Sanctioned Person and (y) has been approved in writing by EXIM Bank in accordance with the Know Your Customer Requirements, such approval not to be unreasonably withheld, conditioned, or delayed) and provides to EXIM Bank a description of the material terms of the transaction.
“Permitted Lien” each, shall mean:
(a)Liens for Taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;
(b)Liens imposed by law, such as carriers’, warehousemen’s, materialman’s, repairman’s, and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
(c)Liens granted to EXIM Bank under the Security Documents; and
(d)(i) the naming of EXIM Bank as loss payee, beneficiary or additional insured under the Borrower’s insurance policies, (ii) the naming of Persons as additional insureds under the Borrower’s insurance policies in the ordinary course of business and (iii) Liens on premium refunds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums; provided that the aggregate amount secured by any such Lien shall not be in excess of the amount of the insurance premium financed.
“Person” shall mean an individual, corporation, limited liability company, partnership, trust, joint venture, association, company, unincorporated organization or any other enterprise, or a Governmental Authority, or other entity.
“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA established or maintained by Borrower or any subsidiary or to which Borrower or any subsidiary makes, is obligated to make or has been required to make contributions on behalf of any of its employees or with respect to which the Borrower or any subsidiary has any liability.
“Plan Assets” shall have the meaning set forth in 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA.
“Pledged Collateral Account” shall have the meaning set forth in the Security Agreement.
“Potential Default” shall mean an event that with the lapse of time or the giving of notice, or both, would become an Event of Default.
“Principals” shall have the meaning set forth in the Debarment Regulations.

“Production Lines” shall mean collectively (a) Production Line 1 and (b) Production Line 2.
“Production Line 1” shall mean the Borrower’s first automated battery assembly line and related equipment for the manufacturing of its long-duration energy storage battery power module technology located at the Project Site.
“Production Line 2” shall mean the Borrower’s second automated battery assembly line and related equipment for the manufacturing of its long-duration energy storage battery power module technology located at the Project Site.
“Progress Report” shall have the meaning set forth in Section 9.02(y)(i). “Project” shall have the meaning set forth in recital (A) to this Agreement.
“Project Site” shall mean the “Premises” (as defined in the Project Site Lease) or other location leased under the Project Site Lease for the location of the Production Lines.
“Project Site Lease” shall mean (a) that certain Office Lease Agreement dated as of July 24, 2017 by and between Borrower, as tenant, and Parkway Woods Business Park, LLC, as landlord, as amended by that certain First Amendment to Office Lease Agreement dated as of August 18, 2024, and as further amended by that certain Second Amendment of Office Lease Agreement dated as of June 9, 2024, or (b) any other agreement for the lease of property by the Borrower for the relocation of the Production Lines in accordance with Section 9.03(a)(ix).
“Pro-Rata Portion” shall mean the ratio equal to the (1) Financed Portion of the Contract Goods and Services to be sold or transferred, divided by (2) the Financed Portion of all Contract Goods and Services financed under the Credit Facility.
“Prudent Industry Practice” shall mean the exercise of that degree of skill, diligence, prudence, foresight and operating practice which would reasonably and ordinarily be expected from a reasonable and prudent operator of the same or similar type of undertaking as the Project under the same or similar circumstances as those applicable to the Project. For the avoidance of doubt, Prudent Industry Practices are not necessarily defined as the optimal standard practice method or act to the exclusion of others, but rather refer to a range of actions reasonable under the circumstances.
“Recipient” shall have the meaning set forth in the SAM Regulations.
“Regulation T” shall mean Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Change” shall mean, after the date of this Agreement, the introduction of or change in the laws or regulations at the national or any other level of government of any country, or in the interpretation or administration thereof, or the adoption or making after such date of any directives or requests (whether or not having the force of law) by any national, state, or municipal court or monetary authority of any Governmental Authority.
“Reimbursement Procedure” means the reimbursement procedures set forth in Annex B hereof.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within or upon any building, structure, facility or fixture.
“Repayment Date” shall mean March 30, June 30, September 30 and December 30 of each year, commencing with December 30, 2026.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Reportable Period” shall have the meaning set forth in the MMIA Annual Report.
“Requested Disbursement Date” shall mean the Business Day specified in a Request for Reimbursement on which the Borrower has requested that EXIM Bank make a Disbursement in accordance with this Agreement.
“Request for Reimbursement” shall mean a request for reimbursement substantially in the form of Exhibit B-1, with any required attachments.
“Revenue” shall mean Borrower’s net revenue as determined in accordance with GAAP. “SAM” shall have the meaning set forth in the SAM Regulations.
“SAM Regulations” shall mean the Universal Identifier and System for Award Management Regulations, 2 C.F.R. 25, as amended and in effect during the term of this Agreement.
“Sanctioned Country” shall mean any country or territory that is targeted by comprehensive country-wide Sanctions or comprehensive territory-wide Sanctions, as the case may be.
“Sanctioned Person” shall mean a Person (a) that appears on the “List of Specially Designated Nationals and Blocked Persons” as administered by OFAC or any other list or public designation of Sanctions targets issued or published by any Governmental Authority; (b) that is located, resident, domiciled, or organized in a Sanctioned Country; (c) that is owned by one or more persons covered by (a) or (b); (d) that is the government of any Sanctioned Country or owned or Controlled by the government of any Sanctioned Country; or (e) that is otherwise the subject or target of Sanctions.

“Sanctions” shall mean any economic or financial sanctions, embargoes, export controls, or other restrictive measures issued, administered, or enforced by the United States and any department, division, agency, or instrumentality thereof, including OFAC, or any Governmental Authority.
“Securities Intermediary” shall have the meaning set forth in the Term Sheet.
“Security Agreement” shall mean that certain Security Agreement dated as of the date hereof among EXIM Bank and Borrower, pursuant to which the Borrower granted, in favor of EXIM Bank, a first priority security interest in the Collateral.
“Security Documents” means, collectively, (a) the Security Agreement and (b) the Control Agreement (Pledged Collateral Account).
“Solvent” shall mean, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Step-Up Interest Rate” shall mean an interest rate per annum equal to the sum of (x) the Applicable Interest Rate and (y) the applicable Step-Up Margin.
“Step-Up Margin” shall mean five basis points (0.05%).
“Submit” shall mean the act of clicking on the “Submit” button in the Disbursement Portal, after which no changes to such documentation may be made without EXIM Bank approval (“Submission”, “Submitted” and “Submittal” shall be construed accordingly).
“Supplier” shall mean a Person identified as such on the Acquisition List as approved by EXIM Bank and/or otherwise approved by EXIM Bank.
“Supplier’s Certificate” shall mean a certificate of a Supplier in a form specified by EXIM Bank.
“Supplier Content” shall mean, with respect to any Supply Contract, the amount representing the applicable Supplier’s content in such contract as specified in the relevant Supplier’s Certificate; provided that EXIM Bank shall determine what does and does not constitute Supplier Content, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

“Supply Contract” shall mean the executed contract(s) (or, if no contract is executed, other document(s) satisfactory to EXIM Bank) for the purchase of Contract Goods and Services entered into between the Borrower and (a) a Supplier, or (b) an Ancillary Services Provider, as the case may be; provided that, in each case, multiple contracts among the same parties with respect to the Credit Facility will only be considered a single “Supply Contract” for all purposes under this Agreement.
“Taxes” shall mean any taxes, fees, levies, imposts, duties, deductions, assessments or similar charges of any nature (whether imposed by withholding or otherwise) imposed by any Governmental Authority (including any taxing authority), or by any jurisdiction from or through which payments required hereunder or under any Note are made, including any interest, additions to tax or penalties applicable thereto.
“Technical Operating Report” shall have the meaning set forth in Section 9.02(y)(ii).
“Term Sheet” shall mean the term sheet immediately preceding the table of contents and preamble to this Agreement.
“Total Commitment Amount” shall be the amount set forth in the Term Sheet as prepaid or cancelled in accordance with this Agreement, as the case may be.
“Transaction Number” shall mean the “EXIM Bank Transaction No.” specified in the Term Sheet.
“Trigger Event” shall mean EXIM Bank has made a determination that the Borrower has failed to comply with its obligations under Section 9.02(bb)(i) and Section 9.02(bb)(ii).
“Trigger Threshold” means (a) as of the date of this Agreement, 10% of the direct or indirect Equity Interests in Borrower, and (ii) thereafter such lower percentage of the direct or indirect Equity Interests in Borrower as EXIM Bank may notify Borrower that is the percentage of ownership which EXIM Bank would be required to review, identify, and/or investigate pursuant to EXIM Bank’s internal policies designed to comply with applicable anti-corruption laws, laws governing Sanctions, requirements under the PATRIOT Act, or other applicable “know your customer” laws (collectively, the “Know Your Customer Requirements”).
“U.S.” or “United States” shall mean the United States of America.
“U.S. Dollars” or “U.S.$” shall mean the lawful currency of the United States of America.
“U.S. Federal Government Authority” shall mean the federal government of the United States, including any agency, department or other administrative authority or instrumentality thereof.
“Unique Entity Identifier” shall have the meaning set forth in the SAM Regulations.
“Upload” shall mean the act of uploading documents to the Disbursement Portal for EXIM Bank review (“Uploaded” and “Uploading” shall be construed accordingly).

    1.02    Principles of Construction.
(a)The meanings set forth for defined terms in Section 1.01 or elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined.
(b)Unless otherwise specified, all references in this Agreement to Sections, Term Sheets, Annexes, Exhibits, and Schedules are to Sections, Term Sheets, Annexes, Exhibits, and Schedules in or to this Agreement.
(c)The headings of the Sections in this Agreement are included for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
(d)In the event of any discrepancy between the provisions of Sections 1 through 12 of this Agreement and the provisions of the Term Sheet forming a part of this Agreement, the applicable provisions of Sections 1 through 12 shall control.
(e)Any reference to any person (including each of the parties to this Agreement and the Finance Documents) shall include such person and its successor and permitted assigns.
(f)The term “including” shall be construed as meaning “including without limitation”.
(g)Unless specified as a Business Day, any reference to “day” shall be deemed to refer to a calendar day.
(h)Acknowledging that the parties hereto have participated jointly in the negotiation and drafting of this Agreement, if any ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then this Agreement will be construed as if drafted jointly by each of the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
SECTION 2. THE CREDIT FACILITY
    2.01    Amount. EXIM Bank hereby establishes the Credit Facility, upon the terms and conditions set forth in this Agreement, in favor of the Borrower. The Total Commitment Amount is the maximum amount that EXIM Bank is committed to make available under the Credit Facility. Subject to Section 3.02(c), the Credit Facility is for the purpose of enabling the Borrower to finance:
(a)in an aggregate amount not to exceed the Financed Portion Amount, the Financed Portion of the costs incurred on or after the Initial Eligibility Date by the Borrower for the purchase of Contract Goods and/or Contract Services for the Project; and
(b)in an aggregate amount not to exceed the Exposure Fee Amount, the Exposure Fee payable on the Financed Portion Amount.
    2.02    Availability. Subject to the terms and conditions provided herein, including the conditions set forth in Section 3.02(c) and Section 6, Disbursements under the Credit Facility may be made up to and including the Final Disbursement Date.

2.03 Deemed Date for Certain Costs. For the purpose of determining whether costs are incurred on or after the Initial Eligibility Date, (a) costs with respect to Contract Services shall be deemed to have been incurred on the date such Contract Services were performed or provided as evidenced by the date of the invoices of the provider of such Contract Services, and (b) costs with respect to Contract Goods shall be deemed to have been incurred on the date the Contract Goods were purchased in the United States or shipped to the United States as evidenced by the date of the relevant bill of lading.
SECTION 3. DISBURSEMENTS
    3.01    General Requirements.
(a)General. Upon satisfaction of the conditions set forth in Section 6 hereof, the Credit Facility may be utilized and disbursed in the manner described in, and subject to the conditions of, this Section 3 and the Disbursement Procedures.
(b)Types of Disbursements. Disbursements may be made: (i) through advances to the Borrower; and/or (ii) if financed, by book entry disbursements to fund payment of the Exposure Fee to EXIM Bank.
(c)Ancillary Services. Ancillary Services relating to the Credit Facility shall be treated in the same manner as any other Contract Services (including the requirements set forth in Section 4 of this Agreement).
(d)Requested Disbursement Date. If the Requested Disbursement Date is not a Business Day, the Disbursement will be made on the earlier of (A) the next Business Day or (B) the Final Disbursement Date.
3.02 Limitation on Disbursements.
(a)If EXIM Bank receives a request to disburse funds in an amount that would result in the aggregate amount of all Disbursements to exceed the Total Commitment Amount, EXIM Bank shall only be required to disburse funds in an amount equal to the amount then remaining under the Total Commitment Amount.
(b)No more than one (1) Request for Reimbursement may be funded in any calendar month.
(c)Notwithstanding anything to the contrary herein, at any time prior to the occurrence of the Financial Milestone (i) the aggregate principal amount of all Disbursements shall not exceed $11,354,925, (ii) Disbursements shall only be requested by the Borrower solely for the financing or refinancing of the cost of Contract Goods and Services related to the design, planning, purchase, delivery, installation, commissioning and maintenance of equipment for Production Line 1 and (iii) no Disbursement shall be requested by the Borrower with respect to the financing or refinancing of the cost of Contract Goods and Services related to the design, planning, purchase, delivery, installation, commissioning and maintenance of equipment for Production Line 2.
    3.03    Disbursement.
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(a)Requirements for Request for Reimbursement. At least twenty (20) Business Days prior to the Requested Disbursement Date, the Borrower may request a Disbursement by electronically delivering or Uploading a duly completed and executed Request for Reimbursement to the Documentation Agent with all Credit Agreement Required Documents attached, for Documentation Agent to review and provide to EXIM Bank pursuant to the terms of the Documentation Agent Agreement. In the event the Documentation Agent Agreement has been terminated before the Final Disbursement Date, the Borrower may request a Disbursement by electronically delivering a duly completed and executed Request for Reimbursement to EXIM Bank with all Credit Agreement Required Documents attached or Uploaded.
(b)Making a Disbursement. If the Credit Administration Division is satisfied with the documentation delivered in connection with the requested Disbursement, then on or before the Requested Disbursement Date (unless EXIM Bank has received a notice from the Borrower withdrawing the Request for Reimbursement for the requested Disbursement) EXIM Bank shall (i) make available for deposit into Borrower’s operating account [***] in immediately available funds, the proceeds of the relevant Disbursement requested to be made on the Requested Disbursement Date in the corresponding Request for Reimbursement (excluding the amount of such Disbursement to be used for the payment of the related Exposure Fee) and (ii) simultaneously therewith, make a book entry disbursement with respect to the Exposure Fee related to such Disbursement.
(c)Amended Documentation. If the Credit Administration Division is not satisfied with the documentation delivered in connection with the requested Disbursement then it shall advise the Borrower and the Documentation Agent of this non-satisfaction, and the Borrower shall then be entitled to deliver such documentation and/or provide EXIM Bank amended documentation for such Disbursement. Re-submittal of any required documentation may alter the date of a Disbursement by EXIM Bank.
SECTION 4. FINANCING ELIGIBILITY REQUIREMENTS AND COVERAGE
4.01    Eligibility for Financing. In order to be eligible for financing under the Credit Facility, all Goods Subject to U.S. Flag Shipping (x) that are to be imported by ocean vessel to the United States must be transported to the United States in vessels of U.S. registry and (y) that were previously imported by ocean vessel to the United States must have been transported to the United States in vessels of U.S. registry, in each case pursuant to 46 U.S.C. §55304 (Public Resolution No. 17 of the 73rd Congress of the United States, as amended), except to the extent that either a (i) “Certification of Vessel Non-Availability” or (ii) “Determination for Use in EXIM Bank Financing Evaluation Process” is obtained from the U.S. Maritime Administration (“MARAD”). If any Goods Subject to U.S. Flag Shipping are shipped on vessels of non-U.S. registry without such a MARAD certification or determination or contrary to the provisions of such MARAD certification or determination, such Contract Goods will not be eligible for financing under the Credit Facility.
In addition, goods used in the provision of Contract Services, if shipped by ocean vessel to the United States, may be required to be transported to or from the United States in vessels of U.S. registry pursuant to 46 U.S.C. §55304 (Public Resolution No. 17 of the 73rd Congress of the United States, as amended).

    4.02    Coverage of the Credit Facility. Subject to the terms and conditions of this
Agreement, EXIM Bank shall finance each Disbursement with respect to any Supply Contract up to the following maximum amount (provided that the aggregate amount of all Disbursements shall not exceed the Total Commitment Amount):
(a)an amount equal to the U.S. Dollar invoice value of the Contract Goods and Services included in the invoice(s) presented to EXIM Bank in connection with such Disbursement; plus
(b)an amount equal to one-hundred percent (100%) of the Exposure Fee on the amounts disbursed pursuant to (a).
SECTION 5. TERMS OF THE CREDIT FACILITY
    5.01    Principal Repayment. The Borrower shall repay the portion of the principal that is actually disbursed under the Credit Facility in nineteen (19) quarterly installments, with each such installment to be payable on a Repayment Date beginning on December 30, 2026. On the Final Maturity Date, the Borrower shall repay in full the aggregate principal balance then outstanding. The amount of principal repayable on each Repayment Date is the amount set out opposite that Repayment Date in Schedule 1; provided that, if the aggregate amount of Disbursements made up to and including the Final Disbursement Date is less than the Total Commitment Amount, then each amount of principal set forth on Schedule 1 shall be ratably reduced in proportion to such amount.
    5.02    Interest Payment.
(a)Subject to Section 5.02(c), on each Interest Payment Date beginning on December 30, 2024 and on the date of any prepayment of any portion of the Total Commitment Amount, the Borrower shall pay to EXIM Bank interest in arrears, accruing from the date of the applicable disbursement, on all amounts disbursed and outstanding from time to time under the Credit Facility. Any such interest payment shall be calculated at an interest rate per annum equal to the Applicable Interest Rate; provided, however, that in the event that any Disbursement is made within forty-five (45) days prior to an Interest Payment Date, the first payment of accrued interest with respect to such Disbursement under this Section 5.02(a) shall not be due and payable until the next succeeding Interest Payment Date.
(b)If any Payment Default shall occur, the Borrower shall pay to EXIM Bank, automatically and without demand, interest in arrears on such unpaid amount (to the extent permitted by Applicable Law) for the period from (and including) the Payment Default Date to (but excluding) the date such amount shall have been paid in full, at an interest rate per annum equal to the higher of: (i) the rate specified in Section 5.02(a) above plus one percent (1.00%) per annum; or (ii) the applicable rate of interest specified in the Federal Reserve Statistical Release H.15 (519) as the average monthly rate for the month immediately preceding the date of the relevant Payment Default Date, available at http://www.federalreserve.gov/releases/H15/data.htm under the heading of “U.S. government securities” and the subheading of “Treasury constant maturities”, for a maturity closest to the duration of the Payment Default plus one percent (1.00%)(or if such applicable rate of interest is not ascertainable pursuant to the foregoing, then as ascertained using any alternative method designated by EXIM Bank).
(c)    If on any Interest Payment Date a Trigger Event shall have occurred and be continuing, then so long as such Trigger Event is continuing the Applicable Interest Rate may, in the sole discretion of EXIM Bank, be replaced with the Step-Up Interest Rate for purposes of calculating the interest payable under Section 5.02(a).
5.03    Prepayment.
(a)    Voluntary Prepayments.
(i)    The Borrower may, from time to time, prepay, without premium or penalty (other than as specified in clause (D) below) all or any part of the Total Commitment Amount, on any Interest Payment Date, provided that:
(A)any partial prepayment shall be in a minimum principal amount of U.S.$100,000 provided that if the aggregate principal amount of the Disbursements outstanding is less than U.S.$100,000, then such partial prepayment shall be in a minimum principal amount equal to the outstanding principal amount of the Credit Facility;
(B)the Borrower shall give EXIM Bank at least ten (10) Business Days’ prior written notice of the proposed amount and the date of prepayment;
(C)the Borrower shall pay in full all amounts due under the Credit Facility as of the date of such prepayment, including all interest which has accrued to the date of prepayment on the principal prepaid, together with all other amounts then due under this Agreement or any Note as of the date of such prepayment; and
(D)on the date of such prepayment, the Borrower shall pay to EXIM Bank a prepayment premium which shall be equal to: the amount by which (a) the amount of the prepaid principal is less than (b) the sum of the present values, discounted from the remaining Repayment Dates to the date of such prepayment, of (x) the installments of principal being prepaid, plus (y) the amounts of interest which would otherwise have accrued on such principal to the remaining Interest Payment Dates.
(ii)    The annual discount rate used to calculate the present value amount in clause (a)(i)(D) of this Section 5.03 shall be that rate of interest specified as the current CIRR for the Business Day which is five (5) Business Days prior to the date of prepayment for a period equal to the applicable Maturity Period.
(b)    Mandatory Prepayments.
(i)    Prepayment Upon Imposition of Sanctions.

(A)If at any time the Borrower or any director, officer, or employee of the Borrower shall be or become a Sanctioned Person, then EXIM Bank, in its sole discretion, may immediately (or at any time thereafter) suspend and/or cancel (in whole or in part) the Credit Facility and so notify the Borrower of such suspension and/or cancellation. Notwithstanding the preceding sentence, with regard to an employee (other than a director or officer) becoming a Sanctioned Person, EXIM Bank shall not suspend or cancel the Credit Facility if the Borrower promptly takes, to EXIM Bank’s satisfaction, all permissible and reasonable steps to terminate the employee’s relationship with the Borrower. If the Credit Facility is suspended under the terms of this sub-section, EXIM Bank shall retain the right to cancel (in whole or in part) the Credit Facility at any time thereafter. If the Credit Facility is cancelled under the terms of this sub-section, in whole or in part, then immediately upon EXIM Bank’s notice of cancellation, the Borrower shall prepay to EXIM Bank the principal amount subject to such cancellation then outstanding, together with all accrued and unpaid interest thereon to the date of prepayment and all other amounts then due and payable under this Agreement.
(B)If at any time the Borrower fails to perform or comply with the covenants set forth in Section 9.03(b) (Sanctions), then EXIM Bank, in its sole discretion, may immediately (or at any time thereafter) suspend or cancel (in whole or in part) the Credit Facility and so notify the Borrower of such suspension or cancellation. If the Credit Facility is suspended, EXIM Bank shall retain the right to cancel the Credit Facility (in whole or in part) at any time thereafter. If the Credit Facility is cancelled, then immediately upon EXIM Bank’s notice of cancellation, the Borrower shall prepay to EXIM Bank the principal amount subject to such cancellation then outstanding, together with all accrued and unpaid interest thereon to the date of prepayment and all other amounts then due and payable under this Agreement.
(ii)Prepayment Upon the Event of Loss or Destruction of Collateral. Within sixty (60) days of an Event of Loss, Borrower shall prepay to EXIM Bank the entire principal amount then outstanding, together with all accrued and unpaid interest thereon to the date of the prepayment and all other amounts then due and payable under this Agreement.
(iii)Prepayment Upon the Sale of Contract Goods and Services. If the Borrower desires to sell or transfer or otherwise dispose of any Contract Goods and Services to any other entity, including an affiliate, then (a) prior to consummating such sale, Borrower shall obtain prior written consent of EXIM Bank, which consent may be withheld by EXIM Bank in its sole discretion, and (b) within ten (10) days after such sale, shall pay to EXIM Bank, the Pro-Rata Portion of the Credit Facility relating to such Contract Goods and Services subject to the sale, including all accrued and unpaid interest thereon, and all other amounts then due and payable under this Agreement.
(iv)Prepayment Upon Receipt of Insurance Proceeds. If the Borrower receives insurance proceeds and condemnation and similar awards on account of an Event of Loss, Borrower shall promptly notify EXIM Bank thereof (including the amount of the proceeds to be received by Borrower in respect thereof) and within ten (10) days after receipt of such proceeds, shall pay to EXIM Bank, (x) in the case of insurance proceeds and condemnation and similar awards on account of an Event of Loss in relation to the Contract Goods, the Pro-Rata Portion of the Credit Facility relating to such Contract Goods subject to the insurance claim including all accrued and unpaid interest thereon, and all other amounts then due and payable under this Agreement, or (y) in the case of insurance proceeds and condemnation and similar awards on account of an Event of Loss in relation to the Production Lines, an amount equal to the amount of such proceeds to be received by the Borrower.
(v)    Prepayment Upon Illegality. If it becomes unlawful in any applicable jurisdiction for EXIM Bank to perform any of its obligations as contemplated by the Finance Documents or for EXIM Bank to fund, issue or maintain its participation in all or any portion of the Credit Facility, then:
(A)EXIM Bank shall promptly notify the Borrower upon becoming aware of such event;
(B)upon EXIM Bank notifying the Borrower, the Credit Facility shall be immediately cancelled; and
(C)the Borrower shall prepay the entire principal amount of the Credit Facility then outstanding, together with all accrued and unpaid interest thereon to the date of the prepayment, and all other amounts then due and payable under this Agreement and any other Finance Document not later than the date specified by EXIM Bank in the notice delivered pursuant to clause (A) (such date being no earlier than the last day of any applicable grace period permitted by law).
(c)    Prepayment and Premium Irrevocable.
(i)Any prepayment by the Borrower of any portion of the principal amount disbursed in accordance with this Section 5.03 shall be irrevocable and final when paid, and the Borrower shall not be entitled to subsequently borrow or redraw any part of such prepaid principal amount.
(ii)Any prepayment premium under this Section 5.03 shall be owing and payable notwithstanding acceleration of the Credit Facility.
(d)    Prepayment Application.
Prepayments shall be applied to the installments of the Total Commitment Amount in the inverse order of their maturity.
5.04 Evidence of Debt.
(a)    If requested by EXIM Bank (i) as indicated in the Term Sheet or (ii) at some later date, the Borrower agrees that to evidence further its obligation to repay all amounts disbursed under the Credit Facility, with interest accrued thereon, it shall issue and deliver to EXIM Bank, in accordance with the written instructions of EXIM Bank, one or more promissory notes (each such promissory note and any replacement thereof, issued pursuant to Section 5.04(b), hereinafter referred to as a “Note”). Each Note shall be in the form of Annex A, or as otherwise directed by EXIM Bank, and shall be valid and enforceable as to its principal amount at any time only to the extent of the aggregate amounts then disbursed and outstanding under the Credit Facility, and, as to interest, only to the extent of the interest accrued thereon. Any notations by EXIM Bank on any Note regarding payments made on account of the principal thereof, in the absence of manifest error, shall be conclusive and binding. Upon the irrevocable payment in full of any Note, EXIM Bank shall cancel and surrender such Note to the Borrower upon the Borrower’s request.
(b)If requested by EXIM Bank, within ten (10) days after the Final Disbursement Date, the Borrower shall issue and deliver to EXIM Bank a new Note in exchange for each Note previously issued and delivered in accordance with this Agreement, whereupon EXIM Bank shall cancel and surrender each such previously issued Note to the Borrower. The principal amount of each such new Note shall equal the principal amount then disbursed and outstanding.
(c)If any Note is mutilated, lost, stolen or destroyed, the Borrower shall issue and deliver a new Note of the same date, maturity and denomination as the Note so mutilated, lost, stolen or destroyed; provided that, in the case of any mutilated Note, such mutilated Note shall be returned to the Borrower after examination by EXIM Bank; and, in the case of any lost, stolen or destroyed Note, the Borrower shall have first received evidence of such loss, theft or destruction as shall reasonably be considered satisfactory to it. In the event that any lost or stolen Note is subsequently found, EXIM Bank shall cancel such Note and deliver such canceled Note to the Borrower; provided, that the Borrower shall have already delivered a substitute Note to EXIM Bank.
(d)All replacement Notes issued in connection with this Agreement shall be signed by an Authorized Officer of the Borrower.
(e)Upon any assignment or transfer by EXIM Bank of all or a portion of the Credit Facility in accordance with Section 12.03, the Borrower shall, at the request of EXIM Bank, execute and deliver to EXIM Bank and any such assignee(s) or transferee(s) new duly authorized and executed Notes substantially in the form of Annex A (or such other form as may be agreed between EXIM Bank and assignee(s) or transferee(s)) in the amounts equal to the aggregate amounts of principal respectively held by EXIM Bank and such assignee(s) or transferee(s) after giving effect to such assignment or transfer.
SECTION 6. CONDITIONS PRECEDENT
6.01    Conditions Precedent to First Disbursement. The obligation of EXIM Bank to permit the first Disbursement under the Credit Facility shall be subject to the delivery to EXIM Bank of the documents indicated below (each, in form and substance satisfactory to EXIM Bank) and to the fulfillment, as of the date of such Disbursement, in a manner satisfactory to EXIM Bank of the conditions set forth below:
(a)    This Agreement and the other Finance Documents. This Agreement and other Finance Documents, each fully executed by the parties thereto and in full force and effect.

(b)No Restrictions. No law, regulation, ruling or other action of any Governmental Authority shall be in effect or shall have occurred, the effect of which would be to prevent any party to this Agreement from fulfilling its obligations.
(c)Representation and Warranties. The representations and warranties made by the Borrower in this Agreement and in the other Finance Documents shall be true and accurate on and as of the date of the first Disbursement (except for any representations and warranties which are expressly stated to be given solely as of an earlier date, in which case such representation or warranty shall be true and correct in all respects on and as of such earlier date).
(d)Request for Reimbursement. Delivery of a Request for Reimbursement for the initial Disbursement and satisfaction of the requirements of Section 3 with respect to such Disbursement.
(e)Acquisition List. The Acquisition List in the form approved by EXIM Bank.
(f)Supply Contract. A copy of each Supply Contract, which, in EXIM Bank’s judgment, must be reasonable and consistent with industry and financial standards and must otherwise be in form and substance satisfactory to EXIM Bank.
(g)Existence. Evidence that the Borrower is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the State of Delaware and is duly qualified to do business in the State of Oregon and is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.
(h)Authority of the Borrower. Evidence of (i) the authority of the Borrower to execute, deliver, perform and observe the terms and conditions of this Agreement, any Note, and any other Finance Documents, (ii) the authority (including specimen signatures) for each Person who, on behalf of the Borrower, signed this Agreement, will sign any Note and/or signed or will sign any other Finance Documents and such other documents and certificates (including Organizational Documents and good standing certificates) as EXIM Bank may request relating to the organization, existence and good standing of the Borrower and any other legal matters relating to the Borrower, this Agreement or the other Finance Documents or the transactions contemplated hereby or thereby.
(i)Government Authorizations. Copies, certified as true copies by an Authorized Officer of the Borrower of each consent, license, authorization or approval of, and exemption by, any Governmental Authority, which are necessary or advisable: (i) for the execution, delivery, performance, and observance by the Borrower of the Finance Documents; and (ii) for the validity, binding effect, and enforceability of the Finance Documents.
(j)Legal Opinions. An opinion of the Borrower’s legal counsel in form and scope acceptable to EXIM Bank, and, if requested by EXIM Bank, an opinion from independent legal counsel selected by EXIM Bank as to such matters relating to this Agreement or the transaction contemplated hereby as specified by EXIM Bank.

(k)Independent Consultant Agreements. A copy of each fully executed Independent Consultant Agreement, if applicable.
(l)Documentation Agent Agreement. A copy of a fully executed Documentation Agent Agreement.
(m)Note. A Note fully executed by the Borrower.
(n)Outside Counsel Fees and Other Fees. Evidence of the payment in full of the reasonable fees and out-of-pocket expenses due and payable to EXIM Bank’s outside counsel and any Independent Consultant.
(o)Anti-Lobbying Certificates. Delivery of an Anti-Lobbying Certificate(s) executed by Authorized Officer(s) of the Borrower, each Supplier, and each Ancillary Service Provider.
(p)Iran Activities Certification. The Borrower shall have delivered an Iran Activities Certification.
(q)Tax Basis Certificate. A certificate of the Borrower acknowledging and agreeing that any loan made by EXIM Bank pursuant to this Agreement and any determination by EXIM Bank as to whether any Contract Goods and Services are Contract Goods and Services shall not prejudice or otherwise have any binding effect with regard to any determination by the IRS, the U.S. Department of the Treasury or a court of law as to the tax basis of the Project or any part thereof under the Code.
(r)Davis-Bacon Requirements. A certificate from the Borrower certifying that the Project is not a “public works project” within the meaning of the Davis-Bacon Act or any other Applicable Law.
(s)Compliance with NEPA. Completion by EXIM Bank of its review under NEPA and the regulations and any publicly available rulings promulgated thereunder whereby EXIM Bank has (a) either issued or adopted an environmental assessment and issued a Finding of No Significant Impact pursuant to 40 CFR 1508, or (b) issued or adopted an environmental impact statement and issued a record of decision pursuant to 40 CFR 1505.2 or (c) or made a determination that the Project is eligible for a Categorical Exclusion (as defined in 40 CFR 1508); and has received evidence of satisfaction of any additional environmental requirements applicable to the Project (including required mitigations, environmental permits, and satisfactory completion of any environmental consultations) in accordance with applicable Environmental Law.
(t)Compliance with National Historic Preservation Act. All necessary consultations and other requirements under Section 106 of the National Historic Preservation Act have been satisfied.
(u)No Material Adverse Change. No event or circumstance shall have occurred which, in the judgment of EXIM Bank, is likely to materially and adversely affect the financial condition, business, prospects or operations of the Borrower or the ability of the Borrower to perform all or any of its obligations under this Agreement, any Note or Finance Document.

(v)Operative Notice. EXIM Bank has delivered an Operative Notice to the Borrower.
(w)Other Documents. Any other documents, certificates, instruments or information relating to this Agreement or any Note or the transactions contemplated hereby as EXIM Bank may have reasonably requested.
(x)No Event of Default. No Event of Default and no Potential Default exists at the time all the foregoing conditions of this Section 6.01 have been satisfied or waived by EXIM Bank.
(y)Security Interests. The Borrower shall grant to EXIM Bank a first priority security interest in the Collateral pursuant to the Security Documents. For the avoidance of doubt, pursuant to the terms of the Security Documents, EXIM Bank shall be granted, among other things, a first priority security interest in all of the assets that constitute the Production Lines (including all Contract Goods financed or refinanced hereunder); provided that (i) prior to the occurrence of the Financial Milestone, such security interest shall be limited to all of the assets constituting Production Line 1 and (ii) upon the occurrence of the Financial Milestone, such security interest shall include all of the assets constituting each of Production Line 1 and Production Line 2. The security interest shall be perfected in such manner as required by all Applicable Laws, shall be in form and substance satisfactory to EXIM Bank and all conditions to the grant and perfection of such security specified in the Security Documents shall be satisfied. A copy of Uniform Commercial Code searches in each applicable jurisdiction relating to the Collateral and the Borrower as determined by EXIM Bank.
(z)Landlord Access Agreement. The Landlord Access Agreement in a form and substance reasonably satisfactory to EXIM Bank with respect to the Project Site Lease.
(aa)    Insurance. EXIM Bank shall have received certificates of insurance pertaining to the Project, Project Site, Production Lines and Collateral, which shall be in full compliance with the requirements specified in Section 9.02(ff)(ii) of this Agreement. EXIM Bank shall have received (i) a report from the insurance advisor addressed to EXIM Bank as to such matters regarding the insurance coverage maintained by the Borrower or any other Person with respect to the Project, Project Site, Production Lines and Collateral as EXIM Bank shall request and (ii) a certificate from the insurance advisor dated on or prior to the first Disbursement Date, certifying that all insurance policies required to be maintained (or caused to be maintained) by the Borrower or any other Person with respect to the Project, Project Site, Production Lines and Collateral have been obtained and are in full force and effect as of the first Disbursement Date, and such insurance policies comply in all material respects with the requirements of Section 9.02(ff)(ii) of this Agreement.
(bb)    Pledged Collateral Account. After giving effect to the requested Disbursement, EXIM Bank shall have received evidence satisfactory to it that the Borrower is in compliance with the requirements of Section 9.02(ff).
6.02 Conditions Precedent to Each Disbursement. The obligation of EXIM Bank to permit any Disbursement shall be subject to the delivery to EXIM Bank of the documents indicated below (each in form and substance satisfactory to EXIM Bank) and to the fulfillment, as of the date of such Disbursement, in a manner satisfactory to EXIM Bank of the conditions set forth below:
(a)This Agreement and the other Finance Documents. This Agreement and the other Finance Documents shall each continue to be in full force and effect.
(b)No Restrictions. No law, regulation, ruling or other action of any Governmental Authority shall be in effect or shall have occurred, the effect of which would be to prevent any party to this Agreement from fulfilling its obligations.
(c)Representation and Warranties. The representations and warranties made by the Borrower in this Agreement and in the other Finance Documents shall be true and accurate on and as of the date of such Disbursement (except for any representations and warranties which are expressly stated to be given solely as of an earlier date, in which case such representation or warranty shall be true and correct in all respects on and as of such earlier date).
(d)Request for Reimbursement. Delivery of a Request for Reimbursement for such Disbursement and satisfaction of the requirements of Section 3 with respect to such Disbursement.
(e)No Material Adverse Change. No event or circumstance shall have occurred which, in the judgment of EXIM Bank, is likely to materially and adversely affect the financial condition, business, prospects or operations of the Borrower or the ability of the Borrower to perform all or any of its obligations under this Agreement or any Finance Document.
(f)Other Documents. Any other documents, certificates, instruments or information relating to this Agreement or any Note or the transactions contemplated hereby as EXIM Bank may have reasonably requested.
(g)No Event of Default. No Event of Default and no Potential Default exists or will exist after giving effect to the requested Disbursement.
(h)Pledged Collateral Account. After giving effect to the requested Disbursement, EXIM Bank shall have received evidence satisfactory to it that the Borrower is in compliance with the requirements of Section 9.02(ff).
(i)Insurance. EXIM Bank shall have received certificates of insurance pertaining to the Project, Project Site, Production Lines and Collateral, which shall be in full compliance with the requirements specified in Section 9.02(ff)(ii) of this Agreement. EXIM Bank shall have received (i) a report from the insurance advisor addressed to EXIM Bank as to such matters regarding the insurance coverage maintained by the Borrower or any other Person with respect to the Project, Project Site, Production Lines and Collateral as EXIM Bank shall request and (ii) a certificate from the insurance advisor dated on or prior to the requested Disbursement Date, certifying that all insurance policies required to be maintained (or caused to be maintained) by the Borrower or any other Person with respect to the Project, Project Site, Production Lines and Collateral have been obtained and are in full force and effect as of the requested Disbursement Date, and such insurance policies comply in all material respects with the requirements of Section 9.02(ff)(ii) of this Agreement.

SECTION 7. FEES AND EXPENSES
7.01 Fees. The Borrower shall pay or cause to be paid to EXIM Bank the following fees (provided that solely the Documentation Agent Fee in clause (c) below shall be payable to the Documentation Agent):
(a)Commitment Fee: a loan commitment fee (“Commitment Fee”) of one-half of one percent (0.50%) per annum on the uncancelled and undisbursed balance from time to time of the Total Commitment Amount, accruing from August 26, 2024 to and including the Final Disbursement Date, and payable on each Commitment Fee Payment Date beginning on March 30, 2025 (in the event that any Disbursement is made within forty-five (45) days prior to a Commitment Fee Payment Date, the calculation of the uncancelled and undisbursed balance of the Total Commitment Amount in respect of such payment date shall exclude such Disbursement, provided, however, that any Commitment Fee due on the next Commitment Fee Payment Date shall be reduced by the amount equal to one-half of one percent (0.50%) per annum of such Disbursement, such amount calculated based on the number of days elapsed from the date of such Disbursement until the date of the Commitment Fee Payment Date immediately succeeding the date of such Disbursement); and
(b)Exposure Fee: no later than each Disbursement Date, the Exposure Fee with respect to the related Disbursement.
(c)Documentation Agent Fee: the fees due to the Documentation Agent under the Documentation Agent Agreement.
The parties hereto acknowledge and agree that the Commitment Fee shall continue to accrue and become due and payable as described above during any period in which Disbursements are suspended as described in Section 10.02(a).
7.02    Taxes.
(a)The Borrower agrees to pay all amounts owing by it under this Agreement or any Note free and clear of, and without deduction or withholding for or on account of, any Taxes.
(b)The Borrower shall indemnify EXIM Bank, within 10 days after demand therefor, for the full amount of any Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section 7.02) payable or paid by EXIM Bank or required to be withheld or deducted from a payment to EXIM Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by EXIM Bank shall be conclusive absent manifest error.
(c)The Borrower agrees to pay when due all property or other Taxes imposed on or in respect of the Project Site or the Production Lines by any Governmental Authority.
(d)Notwithstanding anything to the contrary contained herein, this Section 7.02 shall survive the termination of this Agreement and the payment of any Note and all other amounts due hereunder.

    7.03    Expenses.
(a)The Borrower agrees, whether or not the transactions hereby contemplated shall be consummated, promptly upon demand to pay or reimburse (i) the reasonable and duly documented fees, costs and expenses (including out-of-pocket expenses in respect of telecommunications, mail or courier service, travel and the like) of (A) EXIM Bank, (B) counsel for EXIM Bank, (C) any Independent Consultant or any other consultant or any other advisor engaged by or for the benefit of EXIM Bank, in each case arising in connection with the preparation, printing, execution, delivery, registration, implementation, monitoring, amendment or enforcement of, waiver or consent under, or the protection or preservation of any right or claim of EXIM Bank arising out of, the Finance Documents, as well as the cost of preparing an operative memorandum and an operations and monitoring memorandum for internal EXIM Bank use, (ii) any and all registration and filing fees required under the Finance Documents and (iii) all Taxes (including interest and penalties, if any) that may be payable in respect of the Finance Documents.
(b)All amounts payable by the Borrower pursuant to this Section 7.03 shall be paid by the Borrower in the currency in which the same has been incurred and is payable to EXIM Bank.
    7.04    Additional or Increased Costs.
(a)If, due to any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to EXIM Bank; (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment affecting EXIM Bank; or (iii) imposes any other condition affecting this Agreement or any Note, there shall be any increase in the cost to EXIM Bank of agreeing to make or making, funding or maintaining EXIM Bank’s participation in any Disbursement, then the Borrower shall from time to time, upon demand by EXIM Bank, pay to EXIM Bank additional amounts sufficient to compensate EXIM Bank for such increased cost.
(b)Each demand for payment by EXIM Bank under this Section 7.04 shall be accompanied by a certificate showing in reasonable detail the basis for the calculation of the amounts demanded, which certificate, in the absence of manifest error, shall be conclusive and binding for all purposes.
(c)The Borrower shall have no obligation under this Section 7.04 in relation to any increased costs attributable to: (i) any Taxes required by law to be paid by the Borrower that are compensated for by Section 7.02 (Taxes), (ii) the willful breach by the EXIM Bank or its affiliates of any Applicable Law, or (iii) any Applicable Law, taxation, reserve, special deposit, deposit insurance or assessment, or implementation or application thereof.
7.05 Indemnification. The Borrower agrees to pay, indemnify and hold EXIM Bank and each of its affiliates and each of its respective directors, officers, employees, agents, advisers and representatives directly included in the transactions contemplated by the Finance Documents (each an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, Taxes, damages, penalties, actions (whether actual or prospective claims, litigations, investigations or proceedings relating to the foregoing, whether sounding in contract, in tort or on any other ground and regardless of whether the Indemnified Person is party thereto), judgments, suits, reasonable and duly documented costs, expenses or disbursements of any kind or nature
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whatsoever and any other related reasonable and duly documented expenses, including the reasonable and duly documented fees, charges and disbursements of any counsel for any Indemnified Person, incurred by or asserted against the Indemnified Person arising out of, in connection with, or as a result of (a) the execution, delivery, registration, filing, recording, enforcement, performance or administration of, or in any other way arising out of or relating to, the Finance Documents or any action taken or omitted to be taken by EXIM Bank with respect to any of the foregoing, (b) the Contract Goods or any related properties of the Borrower, (c) any actual or alleged violation of Environmental Law or presence or Release of Hazardous Materials at, on, or from any property currently or formerly owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, or (d) any action or inaction of the Borrower in connection with the Finance Documents or the transactions contemplated thereby (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to an Indemnified Person with respect to Indemnified Liabilities (i) to the extent arising solely from the gross negligence, willful misconduct or fraud of such Indemnified Person, (ii) to the extent attributable to the breach by such Indemnified Person of its representations, warranties and/or obligations under any Finance Document, (iii) for any Indemnified Person (other than EXIM Bank) that consist of any cost, expense, liability or obligation of such Indemnified Person that is expressly stated to be without right to reimbursement or indemnity from the Borrower, (iv) for any Indemnified Person (other than EXIM Bank) to the extent such Indemnified Liabilities would not have been imposed if such Indemnified Person had not engaged in transactions unrelated to those contemplated by this Agreement and the other Finance Documents, (v) consisting of administrative or overhead costs or expenses, or (vi) that would not have been incurred in the absence of an amendment or supplement to any Finance Document (other than an amendment or supplement (A) requested by or consented to in writing by the Borrower (B) required by Applicable Law, or (C) made during the continuance of an Event of Default). Without prejudice to the survival of any other provision hereof, the terms of this Section 7.05 shall survive the termination of this Agreement, the other Finance Documents and the repayment of Credit Facility and all other amounts payable hereunder.
SECTION 8. PAYMENTS
8.01 Method of Payment.
(a)All payments to be made by the Borrower under this Agreement and any Note shall be received without set-off or counterclaim in U.S. Dollars in immediately available and freely transferable funds no later than 11:00 a.m. (New York City time) on the date on which due (as applicable) to EXIM Bank at the Federal Reserve Bank of New York for credit to EXIM Bank via the Federal Reserve Wire Network (FedWire) in accordance with the instructions set forth in the Term Sheet under the heading “Payment Instructions”.
(b)Except as otherwise provided herein, whenever any payment would otherwise fall due on a day which is not a Business Day, the due date for payment shall be the immediately succeeding Business Day and interest and fees shall be computed in accordance with Section 12.01.
8.02 Application of Payments. Subject to Section 8.03, EXIM Bank shall apply payments received by it under this Agreement or any Note in the following order of priorities:

first, in or towards payment of all accrued interest due and owing pursuant to Section 5.02(b); second, in or towards payment of all Commitment Fees, Exposure Fees and all other amounts due and owing to EXIM Bank under this Agreement or any other Finance Document which is not otherwise provided for under clauses “first” or “third” of this Section 8.02; third, in or towards payment of all accrued interest due and owing pursuant to Section 5.02(a); and fourth, in or towards payment of all amounts of principal due and owing under Sections 5.01 or 5.03 (as applicable).
8.03 Application of Proceeds from Collateral and Other Amounts following an Event of Default. Following an Event of Default which is continuing, EXIM Bank shall apply all proceeds in respect of the Collateral and all other amounts received by EXIM Bank under any Finance Document in the following order of priorities: first, in or towards payment or reimbursement of all fees, costs and expenses paid by or on behalf of EXIM Bank in connection with its entering upon, taking possession of, holding, operating, managing, selling or otherwise disposing of the Collateral or any portion thereof, any and all Taxes, assessments or other charges of any kind imposed on EXIM Bank in connection with this Agreement, any Note or any other Finance Document, and any other amounts payable to EXIM Bank under this Agreement, any Note or any other Finance Document or any related document in respect of any indemnities; second, in or towards payment of all accrued interest then due and owing to EXIM Bank pursuant to Section 5.02(b); third, in or towards payment of all accrued interest then due and owing to EXIM Bank pursuant to Section 5.02(a); fourth, in or towards payment of all amounts of principal then due and owing to EXIM Bank hereunder or the Note; fifth, in or towards payment of all other amounts then due and owing to EXIM Bank under this Agreement or any other Finance Document; and sixth, the balance, if any, to the Borrower in accordance with Applicable Laws.
SECTION 9. REPRESENTATIONS, WARRANTIES, AND COVENANTS
9.01    Representations and Warranties of the Borrower.
(a)    General Representations and Warranties. As of the date hereof, the date of each Request for Reimbursement, and the date of each Disbursement, the Borrower makes the following representations and warranties to EXIM Bank:
(i)Existence, Qualification and Authority. The Borrower is duly organized or formed and validly existing, and, as applicable, in good standing, under the laws of the State of Delaware and is duly qualified to do business in the State of Oregon and is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, with full power, authority and legal right to own its property and carry on its business as now conducted, and has taken all actions necessary or advisable to authorize it to execute, deliver, perform, and observe the terms and conditions of the Finance Documents.
(ii)Government Authorizations Regarding Finance Documents, etc. All consents, licenses, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary or advisable: (A) for the execution, delivery, performance and observance by the Borrower of the Finance Documents; (B) for the validity, binding effect and enforceability of the Finance Documents; have, in each case, been obtained and are in full force and effect.
(iii)Recordation. To ensure the legality, validity, enforceability, priority or admissibility in evidence of any of the Finance Documents, it is not necessary that any of the Finance Documents be registered, recorded, enrolled or otherwise filed with any court or any Governmental Authority, or notarized; or that any documentary, stamp or other similar Tax, imposition or charge of any kind be paid on or in respect of any of the Finance Documents other than the filing of a UCC-1 financing statement in Delaware.
(iv)Restrictions. The execution, delivery and performance or observance by the Borrower of the terms of, and consummation by the Borrower of the transactions contemplated by, each of the Finance Documents does not and will not conflict with or result in a breach or violation of: (A) the Organizational Documents of the Borrower; (B) any law of the United States or any other ordinance, decree, constitutional provision, regulation or other requirement of any Governmental Authority; or (C) any order, writ, injunction, judgment, decree or award of any court or other tribunal. Further, the Borrower’s execution and delivery of the Finance Documents, the performance and observance of its obligations thereunder, and the consummation of the transactions contemplated by the Finance Documents do not and will not conflict with or result in a breach of any agreement or instrument to which the Borrower is a party or to which it or any of its revenues, properties or assets may be subject, or result in the creation or imposition of any lien upon any of the revenues, properties or assets of the Borrower pursuant to any such agreement or instrument other than the lien upon the Collateral created under the Security Documents.
(v)Binding Effect. The Borrower has duly executed and delivered this Agreement and the other Finance Documents on or before the date hereof, and the Borrower will also duly execute and deliver each Note and each of the other Finance Documents that may hereafter be executed. Each of the Finance Documents that has been executed and delivered constitutes, and each such Finance Document that may hereafter be executed and delivered will constitute, a direct, general, and unconditional obligation of the Borrower that is legal, valid, and binding upon the Borrower and enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, readjustment of debt or other similar laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The Borrower’s payment obligations under this Agreement rank, and under any Note when issued will rank, in all respects, at least pari passu in priority of payment and in right of security with all other unsecured and unsubordinated debt of the Borrower.
(vi)Choice of Law. The choice of law provisions of this Agreement and any Note are valid, binding and not subject to revocation by the Borrower, and in any proceedings brought in the United States for enforcement of any of the Finance Documents, the choice of the law of the State of New York as the governing law of such documents will be recognized and such law will be applied.

(vii)Commercial Activity. The Finance Documents and the transactions contemplated thereby constitute commercial activities (rather than governmental or public activities) of the Borrower, and the Borrower is subject to private commercial law with respect thereto. Neither the Borrower nor any of its property, assets, or revenue enjoys, under the laws of its jurisdiction, any right of immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution, set-off, execution, or from any other legal process with respect to any of the obligations under this Agreement, any Note, or any of the other Finance Documents.
(viii)Legal Proceedings. No legal proceedings are pending or, to the best of the Borrower’s knowledge and belief after due inquiry, threatened before any court, or any Governmental Authority that might: (A) materially and adversely affect the Borrower’s financial condition, business or operations; (B) restrain or enjoin or have the effect of restraining or enjoining the performance or observance of the terms and conditions of any of the Finance Documents; or (C) in any other manner question the validity, binding effect or enforceability of any of the Finance Documents.
(ix)Borrower Financial Statements.    The Borrower Financial Statements
present fairly the financial condition of the Borrower at the date of such statements and the results of the operations of the Borrower for such fiscal year. The Borrower Financial Statements have been prepared in accordance with GAAP, consistently applied, except as otherwise expressly noted therein. Except as fully reflected in the Borrower Financial Statements, there are no liabilities or obligations with respect to the Borrower of any nature whatsoever (whether absolute, accrued, contingent or otherwise, and whether or not due) for the period to which the Borrower Financial Statements relate that, either individually or in the aggregate, would be material to the Borrower. Since the date of the Borrower Financial Statements, there has been no material adverse change in the financial condition, business, prospects or operations of the Borrower.
(x)Security Documents. The Security Documents will create and perfect in favor of EXIM Bank a legal, valid and enforceable first-priority security interest in the Collateral. Other than the Lien created by the Security Documents, no Liens exist over or with respect to the Collateral other than Permitted Liens.
(xi)Supply Contract(s). No Applicable Law is or will be violated by any Supply Contract or the performance by the Borrower of its obligations thereunder.
(xii)Compliance with Applicable Laws. The Borrower is in compliance in all material respects with all Applicable Laws.
(xiii)Compliance with Environmental Laws. (a) Except as has not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect, the Borrower has not (i) failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) incurred, assumed, provided an indemnity with respect to, or otherwise become subject to any Environmental Liability, or (iii) received any notice, report, order, directive or other information regarding any actual or alleged violation of

Environmental Laws or any claim with respect to any Environmental Liability and (iv) does not have knowledge of any basis for any Environmental Liability. (b) Except as could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect, the Borrower has never treated, stored, released, discharged, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or exposed any person to, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, so as to give rise to any current or future Environmental Liability.
(xiv)Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of its properties or revenues that (i) either individually or in the aggregate could reasonably be expected to have a material adverse effect or (ii) purport to affect or pertain to this Agreement or any other Finance Document or any of the transactions contemplated hereby.
(xv)Use of Contract Goods and Services. The Contract Goods and Services have been used only for lawful purposes, in a lawful manner and in accordance with Applicable Law.
(xvi)No Delinquency on Amounts Due to the United States. The Borrower is not delinquent on any amounts of money, funds or property due and owing to EXIM Bank or any other U.S. Federal Government Authority.
(xvii)No Corrupt Practices.
(A)Neither the Borrower nor any director, officer, employee, agent or representative acting on the Borrower’s behalf, is currently under charge or under formal investigation by any Governmental Authority, or has been, within the past five (5) years, convicted in any court of any country, or subject to equivalent measures such as deferred prosecution agreements, non-prosecution agreements or publicly-available arbitral awards, in any country, for bribery, payoffs, kickbacks or laundering money.
(B)Neither the Borrower nor any of its directors, officers or employees, agents or representatives has (directly or indirectly) received, paid, offered or promised to pay, or authorized the payment of any commission, bribe, pay-off or kickback or similar payment that violates any Applicable Law or entered into any agreement or arrangement under which any such payment will at any time be made. Neither the Borrower nor any of its directors, officers or employees, agents or representatives and, to the best of the Borrower’s knowledge and belief, no Supplier or Ancillary Services Provider or any Suppliers have, agreed to make or arrange for (directly or indirectly) any payment, discount, allowance, rebate, commission, fee or other payment in connection with the procurement of the Contract Goods and Services under any Supply Contract without the express written consent of EXIM Bank, except for:

(1)payment of manufacturing costs or for the purchase of the Contract Goods and Services;
(2)the regular remuneration of regular full-time directors, officers and employees of such party;
(3)commissions or fees, if any, to regular sales agents, brokers or representatives, which are (aa) on arm’s length terms for fair market value for the services rendered; (bb) paid in the ordinary course of business; (cc) readily identifiable on the party’s books and records as to amount, purpose, and recipient; (dd) in an amount customary for the services rendered, or to be rendered, with respect to each counterparty’s country; and (ee) not intended to be used for any illicit or corrupt purpose;
(4)any discounts, allowance, or rebates to the Borrower that are disclosed in invoices from a Supplier or an Ancillary Services Provider, as the case may be, submitted for payment in connection with a Disbursement; or
(5)any fees paid to commercial banks or any payments made to EXIM Bank in connection with the Credit Facility.
Furthermore, no monies (including cash, check, wire transfer or other similar funds) representing any portion of the payment of any invoice in connection with the Contract Goods and Services has been returned or transferred to the Borrower or to any third party at the direction or on behalf of the Borrower without the express written consent of EXIM Bank.
(xviii) Suspension and Debarment.
(A)The Borrower and each of its Principals individually (1) is not Excluded or Disqualified from participating in a Covered Transaction, (2) is not formally proposed for debarment by any U.S. Federal Government Authority, with a final determination still pending; and (3) is not, and within the past three (3) years has not been, indicted, convicted or had a civil judgment rendered against it for any conduct or offense described at 2 C.F.R. § 180.800(a) in the Debarment Regulations and (4) have not had one or more public transactions (Federal, State, or local) terminated within the preceding three years for cause or default.
(B)The Borrower has not made, and to the best of the Borrower’s knowledge and belief, none of the Suppliers or Ancillary Services Providers has made, any payment in connection with the Credit Facility or any Supply Contract to any Person who is Excluded or Disqualified from participating in a Covered Transaction.
(C)None of the Borrower nor any of its Principals individually are listed on any of the publicly available debarment lists of the World Bank Group, the

African Development Bank, the Asian Development Bank, the European Bank for Reconstruction and Development and the Inter-American Development Bank.
(D)    The Borrower has not been found by a court of the United States to be in violation of any of the following statutes or regulations within the preceding 12 months: (i) the Foreign Corrupt Practices Act of 1977; (ii) the Arms Export Control Act; (iii) the International Emergency Economic Powers Act; (iv) the Export Administration Act of 1979; or (v) the regulations issued by the OFAC.
(xix) Sanctions.
(A)    None of the Borrower or its directors, officers and employees:
(1)is a Sanctioned Person; or
(2)to the best of the Borrower’s knowledge and belief after due inquiry, has, directly or indirectly, entered into any sales, leasing or financing agreements, or any other transactions with any Sanctioned Person (in the case of any employee, in such Person’s capacity as an employee of the Borrower).
(B) No action, claim, lawsuit, enforcement action, proceeding, investigation, or written inquiry with respect to Borrower’s compliance with Sanctions is pending or, to the best of Borrower’s knowledge and belief, after due inquiry, threatened.
(xx)    Compliance Systems. The Borrower has implemented and enforces policies and procedures reasonably designed to ensure Borrower’s, and Borrower’s directors’, officers’, and employees’, compliance with:
(A)Sanctions;
(B)all Applicable Laws prohibiting bribery, payoffs, kickbacks or money laundering money; and
(C)all Applicable Laws relating to material or financial support for terrorism, illegal narcotics trafficking, human trafficking, or violations of human rights.
(xxi) No Taxes.
(A)    The Borrower has filed all U.S. and non-US. Federal, state and other tax returns and reports required to be filed, and has paid all U.S. and non-U.S. federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except for any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP.

(B)    There is no Tax imposed on or in connection with: (A) the execution, delivery or performance of any of the Finance Documents; (B) the enforcement of any of the Finance Documents; or (C) on any payment to be made to EXIM Bank under any of the Finance Documents.
(xxii)No Event of Default. No Event of Default, and no Potential Default, has occurred and is continuing.
(xxiii)Intellectual Property. Each of the Borrower and its subsidiaries owns, licenses or possesses the right to use all of the trademarks, tradenames, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted, business, and the use thereof by the Borrower and its subsidiaries does not conflict with the rights of any other Person, except to the extent that failure to own, license or possess such rights or conflicts between such use and the rights of any other Person, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect. The conduct of the business of the Borrower or any subsidiary as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person, except to the extent that infringements and violations of such rights, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a material adverse effect.
(b)    Special Representations and Warranties.
(i)    Governmental Authorizations Regarding Supply Contracts. As at the date of Request for Reimbursement and the date of each Disbursement, the Borrower represents and warrants to EXIM Bank that all consents, licenses, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary or advisable have been obtained and are in full force and effect for the (A) execution, delivery, performance and observance of any Supply Contract by Borrower, (B) importation, if applicable, of the Contract Goods and Services by Borrower, and (C) use, in the United States, of the Contract Goods and Services under the Supply Contract, in each case, to which the relevant Disbursement relates. As at the date of Request for Reimbursement and the date of each Disbursement, the Borrower represents and warrants to EXIM Bank that, to the knowledge of the Borrower, all consents, licenses, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary or advisable have been obtained and are in full force and effect for the (A) execution, delivery, performance and observance of any Supply Contract by any party to a Supply Contract other than the Borrower, (B) importation, if applicable, of the Contract Goods and Services by any Person other than the Borrower, and (C) use, in the United States, of the Contract Goods and Services under the Supply Contract, by any Person other than the Borrower in each case, to which the relevant Disbursement relates.

(ii)Due Diligence. As at the date of Request for Reimbursement and the date of each Disbursement, the Borrower represents and warrants to EXIM Bank that the Borrower has conducted reasonable due diligence in connection with this transaction, including checking: (i) the SAM (https://www.sam.gov/SAM/) to determine if any direct Suppliers, subcontractors and/or vendors from whom it procures goods and services related to this transaction are excluded from U.S. Government transactions and (ii) the “Sanctions List Search” of OFAC (https://sanctionssearch.ofac.treas.gov/).
(iii)SAM Regulations. As of the date hereof, the Borrower has complied with the requirements described in the SAM Regulations to provide a valid Unique Entity Identifier. The Borrower maintains an active SAM registration with current information including information on the Borrower’s immediate and highest level owner and subsidiaries, as well as on all predecessors that have been awarded a federal Award within the last three years, if applicable, at all times during which it has an active federal Award or an application or plan under consideration by a federal awarding agency (in each case, other than any requirement that is not applicable because the Borrower is exempted under the SAM Regulations).
(c)Disclosure. The Borrower has disclosed to EXIM Bank all agreements, instruments and corporate or other restrictions to which the Borrower or any of its subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to have a material adverse effect. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of the Borrower to EXIM Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Finance Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).
(d)ERISA Compliance.
(i)Neither Borrower nor any ERISA Affiliate (a) sponsors or maintains any Pension Plans or Multiemployer Plans or (b) makes any contributions to or has any liabilities or obligations (direct or contingent) with respect to any Pension Plans or Multiemployer Plans.
(ii)Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(iii)There are no pending or, to the knowledge of the Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a material adverse effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect.
(iv)No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event.
(v)The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.
(vi)To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of all Applicable Law and has been maintained, where required, in good standing with applicable regulatory authorities. The Borrower has not incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.
(vii)The underlying assets of the Borrower are not, and would not be deemed to be, Plan Assets and, assuming EXIM Bank is not using Plan Assets with respect to EXIM Bank’s entrance into, participation in, administration of and performance of the Credit Facility, Finance Documents or this Credit Agreement, the consummation of the transactions contemplated by this Agreement or any of the Finance Documents will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations that could reasonably be expected to subject EXIM Bank to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code, Section 501(i) of ERISA or substantially similar provisions under any other federal, state or local laws, rules or regulations.

(e)Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Disbursements hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Disbursement, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its subsidiaries on a consolidated basis) will be Margin Stock.
(f)Investment Company Act. Neither the Borrower nor any of its subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.
(g)Solvency. The Borrower is Solvent.
(h)Title to the Project Site; Survey. The Borrower has a valid leasehold interest in the Project Site, subject only to Permitted Liens. To the Borrower’s knowledge, there are no taxes, assessments or liens pending or threatened against the Production Lines or the Project Site for any present or past due taxes or for paving, sidewalk, curbing, sewer or any other street improvements of any kind. No portion of the Project Site or Production Lines is now damaged or injured as the result of any fire, explosion, accident, flood or other casualty, nor to Borrower’s knowledge is any part of the Project Site or Production Lines subject to any pending or threatened eminent domain or condemnation proceeding.
(i)Utility Services. All utility and municipal services required for the occupancy and operation of the Project Site and the Production Lines, including, but not limited to, water supply, storm and sanitary sewage disposal systems, cable services, electric and telephone facilities are presently available for use at the Project Site and the Production Lines. The storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems of the Project Site and the Production Lines are all in good working order and comply with all Applicable Laws, statutes, ordinances, rules and regulations.
(j)Project Site Lease. (i) The Project Site Lease is in full force and effect; (ii) there are no defaults on the part of the Borrower under the Project Site Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (iii) to the Borrower’s knowledge, there is no present default by the ground lessor under the Project Site Lease, and no events or circumstances exist which, with the passage of time or the giving of notice, or both, would constitute a default under the Project Site Lease; and (iv) the Borrower is the sole owner of the entire lessee’s interest in the Project Site Lease. The Borrower’s interest in the Project Site Lease has not been assigned or pledged to any Person.
(k)Streets, Easements, Utilities and Other Services. All streets, easements, utilities and related services required for the use and operation of the Production Lines at the Project Site have been obtained.
(l)Zoning and Permits. The Project Site is duly and validly zoned for the operation of the Project. Said zoning is unconditional (other than conditions customarily imposed with respect to zoning requirements) and in full force and effect, and, to Borrower’s knowledge, no attacks or challenges are pending or threatened with respect thereto. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower by any Governmental Authority for the legal use, occupancy and operation of the Project at the Project Site in the manner in which the Project Site is currently being used, occupied and operated have been obtained and are in full force and effect.
(m)ADA Compliance. To Borrower’s knowledge, the Production Lines have been designed and shall be constructed, completed and (regardless of Borrower’s knowledge) thereafter maintained in strict accordance and full compliance with all of the requirements of the ADA and any similar state or local law, to the extent same are applicable. Borrower shall be responsible for all related compliance costs.
(n)Flood Plain and Wetlands. No portion of the Project Site (i) in an area designated by the Federal Emergency Management Agency as a “special flood hazard area,” (ii) in an area classified as “wetlands” or (iii) in an area designated by any federal, state or local governmental or quasi-governmental agency as a “floodway,” special flood hazard area or flood plain.
(o)Real Estate Taxes. All real estate taxes due and payable with respect to the Project Site Lease have been paid in full.
9.02 Affirmative Covenants of the Borrower. The Borrower covenants and agrees that until all amounts owing under this Agreement and each Note have been paid in full, unless EXIM Bank shall have consented otherwise in writing:
(a)Notice of Defaults. The Borrower shall promptly but in no event later than ten (10) days after the occurrence of an Event of Default or of any Potential Default, notify EXIM Bank of the particulars of such occurrence and the corrective action proposed to be taken by the Borrower with respect thereto.
(b)Annual Financial Reports. Beginning with the fiscal year in which this Agreement is executed and continuing until all amounts owing under this Agreement and each Note have been paid in full, the Borrower shall furnish to EXIM Bank (attn: Asset Management Division), within one hundred eighty (180) days after the end of its fiscal year, a copy of its annual consolidated financial statements, including its balance sheet, statement of income, and statement of cash-flow for that fiscal year, all of which shall have been audited by an independent accounting firm acceptable to EXIM Bank. All financial reports to be submitted to EXIM Bank shall be prepared in accordance with GAAP consistently applied, shall be in the English language (or accompanied by an accurate English translation), shall include the auditor’s opinion and any accompanying notes, and shall fairly present the financial condition of the Borrower and the results of its operations for the periods covered. The Borrower agrees to submit to EXIM Bank such additional financial reports and other data and information regarding its financial condition, business, and operations as EXIM Bank may reasonably request.
(c)MMIA Annual Reports. Beginning with the fiscal year in which this Agreement is executed and continuing until all amounts owing under this Agreement and each Note have been paid in full, the Borrower shall furnish to EXIM Bank (attn: Asset Management Division), within ninety (90) days after the end of its fiscal year, an MMIA Annual Report.
(d)Notice of Disputes.

(i)The Borrower shall promptly give written notice to EXIM Bank of any material dispute that may exist between the Borrower and any Governmental Authority, and in any event within five (5) Business Days after (i) the receipt of any notice in writing alleging any violation of any Environmental Law by Borrower or any other actual or alleged Environmental Liability, (ii) obtaining knowledge of the existence of any condition that could reasonably be expected to result in violations of any Environmental Law or in Environmental Liability, or (iii) the filing of any lien to secure any Environmental Liabilities of Borrower.
(ii)The Borrower shall promptly give written notice to EXIM Bank, and in any event, within five (5) Business Days of the date the Borrower first has actual knowledge of, any pending or threatened (in writing) dispute, litigation, investigation or proceeding (i) which could materially and adversely affect the Borrower or the Project, (ii) in which injunctive or similar relief is sought against the Borrower or (iii) which relates to any Finance Document.
(e)Government Authorizations. The Borrower shall promptly obtain and maintain all consents, licenses, permits, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary or advisable: (i) for the execution, delivery, performance, and observance by the Borrower of the Finance Documents, and (ii) for the validity, binding effect and enforceability of the Finance Documents Upon request from EXIM Bank, the Borrower shall promptly deliver a certified copy of any such authorization, permit or license.
(f)Pari Passu. The Borrower shall ensure that its payment obligations under this Agreement and any Note will at all times constitute the direct, general and unconditional obligations of the Borrower and rank in all respects at least pari passu in priority of payment and in right of security with all other unsecured and unsubordinated debt of the Borrower.
(g)Environmental Compliance. With respect to the Project, the Borrower shall comply in all material respects with all applicable Environmental Laws, regulations and permits.
(h)Independent Consultants. The Borrower shall comply with the terms and conditions of each Independent Consultant Agreement, shall cooperate with each Independent Consultant in the execution of its scope of work and shall pay the fees and expenses of any Independent Consultant.
(i)Inspections.
(i)    Upon no less than five (5) Business Days prior written notice to the Borrower (provided that if an Event of Default has occurred and is continuing, no prior notice to the Borrower shall be required), the Borrower shall permit representatives or agents of EXIM Bank, and any Independent Consultant to make reasonable inspections of the Project using or incorporating the Contract Goods and Services and the Borrower’s books and records in connection with this Agreement, the other Finance Documents, and the transactions contemplated hereby and thereby (including records regarding the use of the Contract Goods and Services), and to inspect its properties and conduct (or request that Borrower conduct) environmental tests or audits thereon during normal business hours on a Business Day, for the purpose of monitoring the Borrower’s compliance with its obligations under or in connection with the Finance Documents and only in a manner that would not reasonably be expected to materially impair the health or safety or the security of the Project in a commercially unreasonable manner or materially interfere with or materially disrupt the performance by the Borrower of its operation and maintenance and obligations with respect to the Project.
(ii)    The Borrower shall cause the officers and employees of the Borrower to give full cooperation and assistance in connection with such inspections.
(j)Compliance with Applicable Laws. The Borrower will, and will cause each of its subsidiaries to, comply with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect.
(k)Preservation of Existence, Etc. The Borrower will (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization or formation; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a material adverse effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a material adverse effect.
(l)Maintenance of Properties. The Borrower will (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect.
(m)Payment of Obligations. The Borrower will pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower, except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect.
(n)Environmental Matters. Except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect, the Borrower will (a) comply with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of the Borrower and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of the Borrower. Further, the Borrower will (x) comply with the Borrower’s environmental and social management plan during the construction and operation of the Project in all material respects; (y) provide annual reports that i) document compliance with the Borrower’s environmental and social management plan and ii) provide representation of compliance with relevant local, state and U.S. Environmental Laws and social laws, regulations and permits, and (z) decommission the facilities, where applicable and appropriate, in accordance with an agreed decommissioning plan.
(o)    Books and Records. The Borrower will maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower.
(p)    Government Authorizations Regarding Supply Contract. The Borrower shall promptly obtain and maintain all consents, licenses, permits, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary or advisable for the execution, delivery, and performance of any Supply Contract by the Borrower and the use by the Borrower of the Contract Goods and Services in the United States. In addition, the Borrower shall promptly deliver certified copies of such consents, licenses, permits, authorizations and approvals to EXIM Bank upon written request.
(q)    Notice of Suspension or Debarment; Sanctions. The Borrower shall provide immediate written notice to EXIM Bank if at any time it learns that:
(i)the Borrower or any of its Principals individually, (A) is Excluded or Disqualified from participating in a Covered Transaction, (B) is formally proposed for debarment by any U.S. Federal Government Authority, with a final determination still pending or (C) is or, within the past three (3) years, has been indicted, convicted or has a civil judgment rendered against it for any conduct or offenses described at 2 C.F.R. § 180.800(a) in the Debarment Regulations;
(ii)the Borrower or to the best of the Borrower’s knowledge and belief, any Supplier or Ancillary Services Provider, has made any payment described in the first sentence of Section 9.01(a)(xviii)(B);
(iii)the Borrower or any of its Principals individually, is listed on any of the publicly available debarment lists described in Section 9.01(a)(xviii)(C); or
(iv)the Borrower or any director, officer or employee of the Borrower, becomes a Sanctioned Person, or the Borrower or any director, officer or employee of the Borrower enters into any agreement described in Section 9.01(a)(xix)(A); or
(v)an action, claim, lawsuit, enforcement action, proceeding, investigation, or written inquiry with respect to the Borrower’s compliance with Sanctions is pending or threatened.
(r)    Compliance Systems. The Borrower shall maintain and enforce policies and procedures reasonably designed to ensure Borrower’s, and its directors’, officers’ and employees’, compliance with:
(i)    Sanctions;
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(ii)All Applicable Laws prohibiting bribery, payoffs, kickbacks or laundering money; and
(iii)All Applicable Laws relating to material or financial support for terrorism, illegal narcotics trafficking, human trafficking, or violations of human rights.
(s)Acquisition List. The Borrower shall obtain the prior written consent of EXIM Bank to any alteration of the Acquisition List.
(t)Supply Contract(s). The Borrower shall obtain the prior written consent of EXIM Bank to any assignment of the Borrower’s rights or obligations under any Supply Contract or to any material modification to, or cancellation of, any Supply Contract.
(u)Use of Funds. The Credit Facility shall only be used by the Borrower to finance: (i) the Financed Portion of the costs incurred on or after the Initial Eligibility Date by the Borrower in connection with the Project; and (ii) the Exposure Fee payable on the Financed Portion.
(v)Use of U.S. Registered Vessels for Ocean Transport. The Borrower shall cause all Goods Subject to U.S. Flag Shipping that are to be imported to the United States by ocean vessel to be transported from the United States in vessels of U.S. registry pursuant to 46 U.S.C. §55304 (Public Resolution No. 17 of the 73rd Congress of the United States, as amended), except to the extent that either a (i) “Certification of Vessel Non-Availability” or (ii) “Determination for Use in EXIM Bank Financing Evaluation Process” is obtained from MARAD.
(w)Use of Contract Goods and Services. The Contract Goods and Services shall be used only for lawful purposes, in a lawful manner, and in accordance with Applicable Laws.
(x)Disclosure of Environmental and Social Reports. The Borrower acknowledges and agrees that EXIM Bank may, from time to time, publicly disclose (including posting on EXIM Bank’s website), without the prior consent of the Borrower, environmental and social documents delivered (or to be delivered) by the Borrower to EXIM Bank. The Borrower shall advise EXIM Bank if it believes that such environmental and social documents contain any confidential, proprietary or otherwise protected information and identify such information, in which case, such documents shall be subject to the laws and regulations described in EXIM Bank’s memorandum dated August 24, 2020 with respect to the treatment of confidential information.
(y)Construction Progress and Technical Operating Matters.
(i)    Progress Reports. Beginning with the calendar quarter in which this Agreement is executed and continuing until the construction of the Project is completed or until all amounts owing under this Agreement and the other Finance Documents have been paid in full, whichever occurs first, the Borrower shall submit to the Documentation Agent and EXIM Bank (attn: Engineering and Environment Division and Asset Management Division) within 30 days following the end of each calendar quarter a progress report (“Progress Report”) with respect to the construction and development of the Project. Each Progress Report must be certified as correct by the Borrower and the report and the certification must be in form and substance satisfactory to EXIM Bank. Each Progress Report shall include the following:

(A)a narrative statement of (i) the work completed on the Project during the quarter, including an explanation as to any change in the plans and any unusual conditions or problems encountered, and (ii) a work schedule for the next succeeding quarter;
(B)a list of the equipment delivered and a list of the equipment installed to date and during the applicable quarter;
(C)pertinent photographs (titled and dated) of construction and equipping operations;
(D)a project construction and completion schedule showing (i) originally planned and actual progress and percentage completion, (ii) the currently estimated date of operation of the Project, and (iii) an explanation of any revisions to the original Project construction and completion schedule; and
(E)the total estimated cost of the Project by major components (with U.S. Dollar cost, local cost and other currency cost shown separately), the total cost incurred to date and during the applicable quarter, and an explanation of the reasons for any decrease or increase in the actual or estimated costs required to complete the Project over those originally estimated or estimated in previous Progress Reports.
In the event that any substantial work has been completed prior to the execution of this Agreement, then the first Progress Report delivered after execution of this Agreement shall reflect the information requested in Section 9.02(y)(i)(A) through (E) for all work completed prior thereto.
(ii)    Technical Operating Reports.    Within sixty (60) days following the
completion of the Project, and continuing annually thereafter until all amounts owing under this Agreement and the other Finance Documents have been paid in full, the Borrower shall submit to EXIM Bank (attn: Engineering and Environment Division and Asset Management Division) copies in English of its regular production and operating reports (each such report, a “Technical Operating Report”). These reports shall include (A) information concerning raw materials, production, manufacturing cost, inventory and proposed or on-going capital improvements, and (B) a statement concerning any problems (including environmental problems), known or anticipated, together with an explanation thereof, and shall be supplemented by such other related information, as the Documentation Agent and EXIM Bank may request.
(z)    Notices Relating to Environmental and Social Matters. The Borrower shall notify
EXIM Bank and the Documentation Agent within five (5) Business Days of the date the Borrower first has actual knowledge of any of the following:
(i)    any circumstance, condition or occurrence at, on or arising from the Project that has resulted in any material non-compliance with any Environmental Law or social law, or has resulted in any material personal injury or material project damage;

(ii)any event, incident or occurrence relating to the environment, health or safety which pursuant to Applicable Law must be reported to a Governmental Authority;
(iii)any pending or threatened material claim under any Environmental Law against the Borrower, any of its contractors, or any other Persons, arising in connection with its or their occupying or conducting operations in connection with the Project;
(iv)any circumstance, condition, event, incident or occurrence (or series thereof) at, on or arising from the Project that results in a material interruption to, or suspension of, the ordinary course activities of the Project or the Borrower’s ordinary course business operations (including, any such material interruption or suspension arising from equipment recalls, equipment failures, loss of any permits, licenses or approvals required for the facilities or operations of the Borrower, labor matters (including strikes, walkouts, work stoppages or other material labor difficulty) or any management issues that may impact the productivity of the Project or the quality or the reputation of the Borrower); or
(v)any recall of all or any material portion of any inventory sold or distributed by Borrower.
(aa)    Unique Entity Identifier.
(i)Unless the Borrower is exempted from this requirement under the SAM Regulations, the Borrower as the Recipient acknowledges and agrees that it must maintain current information in SAM, including information on the Borrower’s immediate and highest level owner and subsidiaries, as well as on all of the Borrower’s predecessors that have been awarded a Federal contract or Federal financial assistance within the last three (3) years, if applicable, until the Borrower receives the final payment under the Credit Facility. This requires that the Borrower review and update the information in SAM at least annually after the initial registration, and more frequently if required by changes in the Borrower’s information or another federal Award term.
(ii)The Borrower acknowledges that, pursuant to the SAM Regulations, EXIM Bank may not consent to any financial modification to this Agreement until the Borrower has complied with the requirements described in the SAM Regulations to provide a valid Unique Entity Identifier and maintain an active SAM registration with current information (other than any requirement that is not applicable because the Borrower is exempted under the SAM Regulations).
(bb) MMIA Specific Matters. The Borrower hereby covenants and agrees to the following obligations under the MMIA:
(i)    MMIA Compliance Plan. Beginning with the fiscal year of the Borrower ending December 31, 2024 and continuing until all amounts owing under this Agreement and each Note have been paid in full, the Borrower agrees to comply with the MMIA Compliance Plan.
(ii)    MMIA Annual Report. The Borrower shall detail and certify in each MMIA
Annual Report delivered by the Borrower pursuant to Section 9.02(c) its compliance with
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the MMIA Compliance Plan. In the event that either (i) the Borrower fails to deliver a MMIA Annual Report or (ii) either (x) the Borrower fails to certify its compliance with its obligations under the MMIA Compliance Plan in a MMIA Annual Report or (y) EXIM Bank determines that the Borrower has not complied with its obligations under the MMIA Compliance Plan then EXIM Bank may, in its sole discretion, either (A) require the Borrower to comply with the additional requirements specified in Section 3 of the MMIA Compliance Plan and/or (B) notify the Borrower that a Trigger Event has occurred.
(cc)    Other Acts. From time to time, the Borrower shall do and perform any and all acts and execute any and all documents as may be necessary or as reasonably requested by EXIM Bank in order to effect the purposes of this Agreement and the other Finance Documents and to protect the interests of EXIM Bank in any Note.
(dd)    Taxes. The Borrower will pay, discharge or otherwise satisfy as the same shall become due and payable, all of its Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower.
(ee)    Financial Covenant.
(i)Borrower shall achieve, to be tested quarterly on the last day of each fiscal quarter commencing March 31, 2025 on a trailing four quarter period cumulative basis, Revenue (measured in accordance with GAAP for each fiscal quarter of the Borrower), in an amount, equal to or greater than the corresponding amount set forth in the table in Schedule 2 for the applicable measuring period (the “Revenue Covenant”). Borrower shall deliver to EXIM Bank, within thirty (30) days following the end of each fiscal quarter commencing March 31, 2025, a certificate executed by an Authorized Officer of the Borrower demonstrating compliance with the Revenue Covenant.
(ii)Borrower shall deliver to EXIM Bank on or before November 1, 2024 a preliminary revenue forecast signed by the Chief Executive Officer of the Borrower with respect to the Borrower’s fiscal quarter periods ending March 31, 2025 and June 30, 2025. Thereafter Borrower shall deliver to EXIM Bank a board-approved forecast of Revenue for each fiscal quarter period of the Borrower (certified as a true copy by an Authorized Officer of the Borrower) (each such forecast, a “Board Approved Revenue Forecast”) (x) with respect to the Borrower’s fiscal quarter periods ending March 31, 2025, June 30, 2025, September 30, 2025 and December 31, 2025, on or before February 15, 2025 and (z) with respect to each fiscal quarter period of each year during the term of this Agreement, commencing with the fiscal year 2026, on or before February 15 of such fiscal year (by way of example for fiscal years 2026 and 2027, respectively, (A) on or before February 15, 2026 Borrower shall deliver its board-approved forecast of Revenue for fiscal quarters ending March 31, 2026, June 30, 2026, September 30, 2026 and December 31, 2026, (B) on or before February 15, 2027 Borrower shall deliver its board-approved forecast of Revenue for fiscal quarters ending March 31, 2027, June 30, 2027, September 30, 2027 and December 31, 2027).

(iii)Unless such Board Approved Revenue Forecast is unsatisfactory to EXIM Bank in the exercise of its sole discretion, the Revenue Covenant for a particular fiscal quarter period during the period covered by such Board Approved Revenue Forecast shall be set at [***] of the forecasted Revenue set forth in the Board Approved Revenue Forecast for such fiscal quarter (pursuant to an amendment to this Agreement as described in clause (v) below).
(iv)If such Board Approved Revenue Forecast is unsatisfactory to EXIM Bank in the exercise of its sole discretion, then EXIM Bank and the Borrower agree to discuss alternate levels. It shall be a violation by the Borrower of this Section 9.02(ee) if, following a reasonable period of discussion, EXIM Bank and the Borrower fail to agree to minimum quarterly Revenue covenant levels for such fiscal quarter. Both parties shall act in a commercially reasonable manner in the process of establishing and discussing the setting of covenant levels.
(v)Once agreed, the minimum quarterly Revenue levels shall be incorporated into this Agreement through an amendment, which EXIM Bank and the Borrower agree to execute promptly. Failure by the Borrower to execute such amendment on or before (i) with respect to the Board Approved Revenue Forecast delivered pursuant to clause (ii)(x) above, December 15, 2024, (ii) with respect to the Board Approved Revenue Forecast delivered pursuant to clause (ii)(y) above, March 15, 2025 and (iii) with respect to each Board Approved Revenue Forecast delivered pursuant to clause (ii)(z) above, on or before March 15 of such fiscal year (by way of example for fiscal year 2026 for which the Board Approved Revenue Forecast is required to be delivered by February 15, 2026, the amendment required by this clause (v) shall be executed and delivered on or before March 15, 2026). Failure by the Borrower to execute and deliver such amendment referred to in this clause (v) shall be an immediate and non-curable Event of Default hereunder.
(ff)    Pledged Collateral Account and Cash Collateralization.
(i)On or prior to the first Disbursement Date and continuing at all times thereafter, the Borrower shall maintain on deposit in the Pledged Collateral Account an amount in cash or Cash Equivalents equal to (A) prior to the occurrence of the Financial Milestone, at least [***]% of the aggregate principal amount of all outstanding Disbursements, or (B) upon the occurrence of the Financial Milestone, at least [***]% of the aggregate principal amount of all outstanding Disbursements, which amount shall serve as cash collateral and security for the repayment of the obligations of the Borrower under the Finance Documents. No amount shall be released from the Pledged Collateral Account at any time an Event of Default has occurred and is continuing.
(ii)The Pledged Collateral Account shall be under the sole dominion and control of EXIM Bank (including the exclusive right of withdrawal) pursuant to the Control Agreement (Pledged Collateral Account).
(iii)Pursuant to the Control Agreement (Pledged Collateral Account), amounts on deposit in the Pledged Collateral Account may be invested by Borrower in cash time deposits and in Cash Equivalents; provided that, any such invested amount shall be maintained in the

Pledged Collateral Account and shall be under the sole dominion and control of EXIM Bank pursuant to the Control Agreement (Pledged Collateral Account).
(iv)Pursuant to the Control Agreement (Pledged Collateral Account), amounts on deposit in the Pledged Collateral Account will be permitted to be released from time to time as the principal outstanding amount is repaid by the Borrower, provided that Borrower shall have provided a written request to EXIM Bank that specifies the aggregate amount requested to be released and certifying in writing that after giving effect to such release (i) no Potential Default or Event of Default has occurred and is continuing and (ii) (A) at any time prior to the occurrence of the Financial Milestone, at least [***]% of the aggregate principal amount of all outstanding Disbursements is maintained on deposit in the Pledged Collateral Account or (B) at any time upon the occurrence of the Financial Milestone, at least [***]% of the aggregate principal amount of all outstanding Disbursements is maintained on deposit in the Pledged Collateral Account.
(gg)    Insurance.
(i)The Borrower agrees, at its own cost and expense, to keep the Project Site and Collateral insured by an insurance company or insurance companies which (x) are reasonably satisfactory to EXIM Bank and (y) have an AM Best rating of A VIII or better at policy inception. The Borrower shall effect and maintain at all times the insurance identified in Section 9.02(gg)(ii) to Section 9.02(gg)(ix), and all other insurances required at any time by Prudent Industry Practice, Applicable Law or any other agreements binding on it. All such insurance policies shall include waiver of subrogation provisions.
(ii)At all times prior to the Operations Phase, the Borrower shall maintain at all times property insurance with respect to ESS’s business personal property and its insurable interest in any Tenant Improvements and Betterments at the Project Site and Collateral written on a Causes of Loss- Special Form at full replacement cost, but no less than the outstanding principal amount of the Total Commitment Amount disbursed (or requested to be disbursed, after giving effect to any requested Disbursement). All property insurance policies shall also include coverage for equipment breakdown, flood (if the Project Site is located in a designated High Hazard Flood Zone), wind and hail, named storm, covering ESS’s equipment located at the Project Site and Collateral and all of Borrower’s fixtures, equipment, inventory, merchandise and stock. Deductibles no greater than $100,000 (and $250,000 with respect to the stock throughput policy), except in the case of: flood, named storm or severe weather which shall have deductibles no greater than an amount to be approved by EXIM Bank.
(iii)At all times on and from the commencement of the Operations Phase, the Borrower shall maintain in effect at all times property insurance with respect to Borrower’s business personal property and its insurable interest in any Tenant Improvements and Betterments at the Project Site and the Production Lines and the Collateral written on a Causes of Loss- Special Form at full replacement cost at least equal to the then outstanding principal amount of the Total Commitment Amount disbursed (or requested to be disbursed, after giving effect to any requested Disbursement). All property insurance policies shall also include coverage for equipment breakdown, flood (if the Project Site is located in a designated High Hazard Flood Zone), wind and hail, named storm, covering Borrower’s equipment located at the Project Site and the Production Lines which constitute Collateral and shall be reasonably satisfactory to EXIM Bank and insuring all of Borrower’s fixtures, equipment, inventory, merchandise and stock. Deductibles no greater than $100,000 (and $250,000 with respect to the stock throughput policy), except in the case of: flood, and named storm shall have deductibles no greater than an amount to be approved by EXIM Bank.
(iv)The property insurance policies referred to in the foregoing clauses (ii) and (iii) shall list EXIM Bank as loss payee and loss payable clause shall be provided in accordance with an ISO Properties endorsement form CP 12 18 06 07 or its exact equivalent and include the applicable clause: lenders loss payable clause D. Such endorsement form shall include a description of property onto the ISO Properties from CP 12 18 06 07. Each property insurance policy may provide for cancellation if the Borrower fails to pay premiums, then due within thirty (30 days) of written notice to EXIM Bank. If the property insurance carrier cannot provide such notice, Borrower shall notify EXIM Bank subject to the same terms. EXIM Bank may (but is not obliged to) make payment of the premiums to keep the insurance policies valid and if such premiums are paid by EXIM Bank, the Borrower shall immediately reimburse EXIM Bank for such payment. Subject to the foregoing, all insurance policies shall provide for not less than thirty (30) days’ notice to EXIM Bank prior to cancellation. If the property insurance carrier cannot provide such notice, Borrower shall notify EXIM Bank subject to the same terms. The Borrower shall cause to be provided to EXIM Bank on or prior to the initial Disbursement Date and/or future Disbursement Dates and thereafter, no later than fifteen (15) days after the annual renewal of such policy or policies an ACORD 28 Property certificate of insurance evidencing the existence of such policy or policies that complies with the provisions of this Section 9.02(gg).
(v)The Borrower shall maintain in effect at all times Commercial General Liability insurance (CGL) written on an occurrence form basis (ISO CG 00 01 04 13 form or its substantial equivalent) with respect to the Project, Project Site, the Production Lines and Collateral that insures against liability for bodily injuries, death and property damage, personal and advertising injury in an amount equal to at least $1,000,000 per occurrence, and $2,000,000 general aggregate per location and $2,000,000 products/completed operations aggregate. The CGL policy shall (a) state that EXIM Bank is an additional insured by endorsement, using ISO form # CG 20 26 or an equivalent, and CG 20 37 or an equivalent and (b) include a primary and non-contributory provision. Such policies may provide for cancellation if the Borrower fails to pay premiums, then due within thirty (30) days of written notice to EXIM Bank. Subject to the foregoing, all insurance policies shall provide for not less than thirty (30) days’ notice to EXIM Bank prior to cancellation. If the CGL insurance carrier cannot provide such notice, Borrower shall notify EXIM Bank subject to the same terms. The Borrower shall cause to be provided to EXIM Bank on or prior to the initial Disbursement Date and thereafter, no later than fifteen (15) days after the annual renewal of such policy or policies, a certificate of insurance evidencing the existence of such policy or policies that complies with the provisions of this Section 9.02(gg).
(vi)The Borrower shall maintain in effect at all times a Commercial Excess and Umbrella Liability policy in an amount equal to at least $6,000,000 per occurrence and $6,000,000 Aggregate. Such policy shall be written on at least as equivalent to the required underlying insurance policies: General Liability and Automobile Liability and Workers Compensation and Employers Liability.
(vii)The Borrower shall maintain in effect at all times a Commercial Auto Liability insurance policy in an amount equal to $1,000,000 each person, each accident covering autos owned by the Borrower. If no automobiles are owned by the Borrower, coverage of $1,000,000 shall be provided for Borrowers non owned, hired, borrowed automobiles.
(viii)The Borrower shall maintain in effect at all times a Workers Compensation insurance policy in an amount in accordance with statutory requirement for all of Borrower’s work site locations. Employers Liability insurance policy of $1,000,000 each Accident and Disease.
(ix)The Borrower shall maintain in effect at all times an Environmental Premise Liability insurance policy in an amount equal to $1,000,000 for OnSite Cleanup Cost, $1,000,000 for Offsite Cleanup Costs, $1,000,000 for Third Party Bodily Injury and Property Damage for each pollution condition. Contractors Environmental Liability insurance coverage of an amount equal to $3,000,000 each pollution condition and include coverage for transportation, non-owned disposal sites. The overall policy Aggregate Limit shall be at least $3,000,000. Deductible and/or Retention shall be no greater than $10,000 each pollution condition. Borrower is required to include EXIM Bank as an additional insured for Borrowers on-going operations and completed operations. Such coverage shall be primary and non-contributory for the additional insured.
(x)If the Borrower fails to procure the purchase or maintenance of any insurance required by this Section 9.02(gg) in relation to the Project, the Collateral, the Project Site or the Production Lines, EXIM Bank may (but shall not be obliged to) purchase such insurance as may be necessary to remedy any such failure, and the Borrower shall indemnify EXIM Bank on demand against any costs or expenses incurred by it in purchasing any such insurance.
(xi)In the event the Borrower commences any construction activity, Borrower shall cause any construction contractor and any of its sub-contractors of any tier engaged in the Project, suppliers, surveyors and consulting engineers, to maintain insurance in effect at all times to the extent required by Borrower (or Borrower’s affiliates) contract with such Person or agreement for their respective Project Site activities and, in each case, in accordance with Prudent Industry Practice and Applicable Law and satisfactory to EXIM Bank.
(xii)The Borrower shall promptly deliver to EXIM Bank such evidence of insurance required to be maintained hereunder as EXIM Bank may reasonably request from time to time.
(hh) Further Assurance. Promptly upon request by EXIM Bank, the Borrower shall take such additional actions and execute such documents as EXIM Bank may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and (to the extent required hereby) priority of any of the Security Documents and the Liens intended to be created thereby, and to better assure, grant, preserve, protect and confirm to EXIM Bank the rights granted or now or hereafter intended to be granted to EXIM Bank under any Finance Document.
(ii)    Authorization to File UCC-1s. The Borrower hereby authorizes EXIM Bank’s outside counsel to file the UCC-1 financing statements (and any required continuations thereof) contemplated by this Agreement that may be necessary or advisable in order to establish, maintain, perfect and protect the rights and remedies of EXIM Bank under the Security Documents.
9.03 Negative Covenants of the Borrower.
(a)    The Borrower covenants and agrees that until all amounts owing under this Agreement and any Note have been paid in full, without the prior written consent of EXIM Bank:
(i)Liens on Contract Goods and Services. The Borrower shall not create, assume, permit, or suffer to exist any liens on any of the Contract Goods and Services, except Permitted Liens.
(ii)Sale, Lease or Transfer of Contract Goods and Services. The Borrower shall not sell, lease or otherwise transfer, or agree to sell, lease or otherwise transfer, all or any portion of the Project or any Contract Goods and Services (or any component thereof) to any Person, except in compliance with Section 5.03(b)(iii).
(iii)Use of the Contract Goods and Services. The Borrower shall not use or permit the use of the Contract Goods and Services (i) outside the United States or (ii) in connection with any business other than the Project.
(iv)No Corrupt Practices. The Borrower shall not, and shall not authorize any of its, directors, officers or employees, agents, representatives or any other person to, (i) take any of the actions described in Section 9.01(a)(xvii), or (ii) direct or authorize any portion of the payment of any invoice in connection with the Contract Goods and Services to be returned or transferred to the Borrower or to any third party without the express written consent of EXIM Bank.
(v)Change in Business. The Borrower shall not make any substantial change in the scope or nature of its business or operations, other than any change to engage in any business or operations ancillary or related to such business or operations on the date hereof.
(vi)Merger, Consolidation, Dissolution, and Sale. The Borrower shall not merge or consolidate with any other entity; dissolve or terminate its legal existence; sell, lease, transfer or otherwise dispose of (other than sales in the ordinary course of business of products produced by the Project) any substantial part of its properties or any of its properties essential to the conduct of its business or operations, as now or hereafter conducted; or enter into any agreement to do any of the foregoing.
(vii)ERISA Matters. Neither the Borrower nor any of its ERISA Affiliates shall engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by EXIM Bank of any of its rights under this Agreement and the other Finance Documents) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any substantially similar provision under any other federal, state or local laws, rules or regulations that could reasonably be expected to subject EXIM Bank to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code, Section 502(i) of ERISA or substantially similar provisions under any other federal, state or local laws, rules or regulations. Borrower shall not and shall not permit any of its ERISA Affiliates to, cause or allow to exist any ERISA Event that would reasonably be expected to have a material adverse effect.
(viii) Restricted Payments. Borrower shall not, and shall not allow any of its subsidiaries to, (A) repurchase or redeem any class of stock or other Equity Interest in the Borrower other than pursuant to any employee, management, director or consultant benefit or repurchase plan or any other similar agreement, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest or (B) declare or pay any cash dividend or make any other cash distribution on any class of stock or other Equity Interest, except that a subsidiary of Borrower may pay dividends or make other distributions to Borrower or any subsidiary of Borrower, or (C) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party other than pursuant to any employee, management, director or consultant benefit or repurchase plan or any other similar agreement or for relocation or similar expenses in an aggregate annual amount not to exceed $10,000 during any fiscal year of the Borrower, or (D) the conversion of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, or (E) waive, release or forgive any indebtedness owed by any employees, officers or directors other than pursuant to any employee, management, director or consultant benefit or repurchase plan or any other similar agreement in an aggregate annual amount not to exceed $10,000 during any fiscal year of the Borrower.
(ix)    Project Site Lease. The Borrower shall not terminate, amend, grant any waiver of, or assign any of its respective duties or obligations under, any provision of the Project Site Lease (other than amendments or waivers (i) to correct manifest error or (ii) which are of a stylistic, minor, or purely technical nature, and, in either case, do not change materially any Person’s rights or obligations; provided, that the Borrower shall promptly give EXIM Bank notice, and provide EXIM Bank with a copy, of such amendment or waiver). The Borrower shall timely comply with its obligations under the Project Site Lease. Notwithstanding the foregoing, the Borrower may terminate or permit the termination of the Project Site Lease and enter into a new lease of property (“New Project Site Lease”) for the relocation of the Production Lines, and on and after the date of such relocation, such New Project Site Lease shall be the “Project Site Lease” hereunder; provided that each of the following conditions is satisfied: (a) EXIM Bank has received a copy of the New Project Site Lease and such New Project Site Lease is satisfactory to EXIM Bank in its sole discretion,
(b)the premises leased under the New Project Site Lease is located within the United States,
(c)the landlord under such New Project Site Lease has delivered a landlord access agreement in a form and substance reasonably satisfactory to EXIM Bank with respect to the New Project Site Lease on terms no less favorable to EXIM Bank than the Landlord Access Agreement delivered pursuant to Section 6.01(z) hereof and (d) the conditions in Section

6.01(s) and Section 6.01(t) shall be satisfied with respect to New Project Site Lease, (e) EXIM Bank has completed due diligence (including physical inspection) to its satisfaction with respect to the New Project Site Lease, the property to be rented thereunder and the landlord with respect to such New Project Site Lease.
(b)    Sanctions. The Borrower shall not, and shall not authorize any of its directors, officers, or employees, agents, representatives, or any other Person to, (i) use or otherwise make available, directly or (to the best of the Borrower’s knowledge after due inquiry) indirectly, the proceeds of the Credit Facility, to fund or facilitate any activities with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (ii) make any payments to EXIM Bank in connection with the Credit Facility, this Agreement or any other Finance Document, including to discharge any debt, with proceeds from activities involving, directly or (to the best of the Borrower’s knowledge after due inquiry) indirectly, any Sanctioned Person or Sanctioned Country; (iii)engage in any other activity that causes EXIM Bank to violate Sanctions; or (iv) until all amounts owing under this Agreement and any Note have been paid in full, without the prior written consent of EXIM Bank: (A) enter, directly or (to the best of the Borrower’s knowledge after due inquiry) indirectly, into any sales, leasing or financing agreements, or any other transactions with any Sanctioned Person, or (B) engage in any activity that is reasonably likely to cause any Person to violate Sanctions.
SECTION 10. CANCELLATION, SUSPENSION, AND EVENTS OF DEFAULT
10.01 Cancellation by the Borrower. The Borrower may cancel at any time all or any part of the undisbursed and uncancelled amount of the Total Commitment Amount, provided that thirty (30) days’ irrevocable prior written notice is given to EXIM Bank. In the event of a cancellation of all or part of the Credit Facility by the Borrower, the Borrower shall pay to EXIM Bank on or before the proposed date of cancellation, all Commitment Fees accrued and unpaid under Section 7.01(a) and all other amounts due and payable under this Agreement and the Finance Documents as of the proposed date of cancellation.
10.02 Suspension and Cancellation by EXIM Bank.
(a)If an Event of Default occurs and is continuing, EXIM Bank, by written notice to the Borrower, may: (i) suspend further Disbursements of the Credit Facility until EXIM Bank is satisfied that the cause of such suspension has been removed; or (ii) cancel the unutilized and uncancelled portion of the Total Commitment Amount.
(b)In the event of a cancellation of all or part of the Credit Facility by EXIM Bank, the Borrower shall pay (i) to EXIM Bank all Commitment Fees accrued and unpaid in respect of such cancelled portion under Section 7.01(a) as of the date of cancellation and (ii) to EXIM Bank all other amounts due and payable under this Agreement and the Finance Documents.
(c)If the Final Disbursement Date has elapsed, EXIM Bank, in its sole discretion, may cancel any unutilized and uncancelled amount of the Total Commitment Amount by written notice to the Borrower.
(d)The terms of this Section 10.02 shall be in addition to and not in limitation of any other rights of EXIM Bank under this Agreement or any other Finance Document.

10.03 Events of Default and Remedies.
(a)    Events of Default. Each of the following events or conditions shall be an “Event of Default” under this Agreement:
(i)any failure by the Borrower to pay when due any amount owing under this Agreement or any Note;
(ii)any failure by the Borrower to pay when due, after giving effect to any period of grace provided to the Borrower with respect thereto, any amounts payable under any other agreement or instrument providing for the payment by the Borrower of borrowed money or for the deferred purchase price of property or services received having an aggregate outstanding principal amount of more than $10,000, or any such amount has, prior to the stated maturity thereof, become due, or any event specified in any such agreement or instrument shall occur, the effect of which event is to cause, or (with the giving of notice or lapse of time or both) to permit any Person to cause, such amounts to become due, or to be repaid in full, prior to their stated maturity;
(iii)any representation or warranty made or deemed made by the Borrower in this Agreement and the Finance Documents or in connection herewith; or any statement made in any certificate, report or financial statement furnished by the Borrower to EXIM Bank or the Documentation Agent; or any statement made in the legal opinions of the Borrower concerning facts relating to the Borrower, or the transactions contemplated hereby, has proven to have been false or misleading in any material respect when made;
(iv)any failure by the Borrower to comply with its obligations under Section 9.02(a) (Notice of Defaults), Section 9.02(c) (MMIA Annual Reports), Section 9.02(q) (Notice of Suspension or Debarment; Sanctions) or Section 9.02(ee) (Financial Covenant);
(v)any failure by the Borrower to perform or comply with any of the covenants or provisions set forth in this Agreement or the Finance Documents (excluding (A) any events specified as an Event of Default in any other subsection of this Section 10.03(a) and (B) any failure by the Borrower to perform or comply with the covenants set forth in Section 9.03(b) which failure, if capable of being cured, remains uncured for a period of thirty (30) days after (x) EXIM Bank has received notice thereof from the Borrower or (y) EXIM Bank has given written notice thereof to the Borrower;
(vi)the occurrence of a Change of Control;
(vii)the Borrower shall (A) be unable to pay its debts as they fall due or shall admit in writing its inability to pay its debts as they fall due or shall become insolvent; or the Borrower shall apply for or consent to the appointment of any liquidator, receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for all or a substantial part of its business, properties, assets or revenues; or a liquidator, receiver, trustee or administrator shall be appointed for the Borrower and such appointment shall continue undismissed, undischarged or unstayed for a period of thirty (30) days; (B) the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding; or a bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding shall be instituted against the Borrower and shall remain undismissed, undischarged or unstayed for a period of thirty (30) days; (C) take any action seeking to take advantage of any other law (including Debtor Relief Laws) relating to bankruptcy, insolvency, liquidation, termination, dissolution, winding up, or composition or readjustment of debts or of a substantial part of its assets; or (D) take any corporate or similar action for the purpose of effecting any of the foregoing;
(viii)any lien other than Permitted Liens shall have been created upon the property of the Borrower in an amount, the required payment of which by the Borrower would, in the judgment of EXIM Bank, materially and adversely affect the ability of the Borrower to pay its indebtedness under this Agreement or any Note; and such lien has not been removed or discharged for a period of thirty (30) days from the date of its creation;
(ix)any judgment against the Borrower shall have been entered on a claim not covered by insurance in an amount, the required payment of which by the Borrower would, in the judgment of EXIM Bank, materially and adversely affect the ability of the Borrower to pay its indebtedness under this Agreement or any Note; and such judgment has not been removed or discharged for a period of thirty (30) days from the date of its entry;
(x)any Governmental Authority shall have (A) condemned, seized or expropriated all or substantially all of the property of the Borrower or (B) taken any action that, in the judgment of EXIM Bank, would affect materially and adversely the ability of the Borrower to pay its indebtedness under this Agreement or any Note;
(xi)any authorization, approval, consent, license, exemption, filing, registration, notarization or other requirement of any governmental, judicial or public body or authority necessary to enable the Borrower to comply with its obligations hereunder or under any Note shall have been revoked, rescinded, suspended, held invalid or otherwise limited in effect in a manner that would affect materially and adversely the Borrower’s ability to perform its obligations hereunder or under any Note; or any law, rule or regulation, decree or directive of any competent authority shall be enacted or issued that shall impair materially and adversely the ability or the right of the Borrower to perform such obligations; or it shall become unlawful for the Borrower to perform any such obligations;
(xii)the Borrower repudiates this Agreement or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement or any other Finance Document;
(xiii)any event of default under any indebtedness now or hereafter arising that is directly or indirectly owing (A) by the Borrower, or any of its affiliates to (B) EXIM Bank, any security trustee or agent acting for EXIM Bank, or any Person who is the beneficiary, directly or indirectly, of any guarantee by EXIM Bank (but only to the extent such indebtedness is guaranteed by EXIM Bank) (collectively, “Other EXIM Bank Debt”);

provided that such event of default would, in the judgment of EXIM Bank, immediately or with the passage of time, materially and adversely affect the ability of the Borrower or any of its affiliates, as the case may be, to either pay its indebtedness or perform its obligations under such Other EXIM Bank Debt;
(xiv)any Supply Contract, or the performance by any party thereto of such party’s obligations under any Supply Contract, in the judgment of EXIM Bank, contravenes any Applicable Law;
(xv)an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a material adverse effect;
(xvi)the occurrence of any event that would cause any obligation or action taken or to be taken hereunder to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any substantially similar provision under any other federal, state or local laws, rules or regulations that could reasonably be expected to have a material adverse effect;
(xvii)any material provision of any Finance Document shall for any reason (other than as expressly permitted hereunder or thereunder) cease to be valid and binding on or enforceable against the Borrower or the Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder;
(xviii)(A) any Security Document ceases at any time for any reason to provide the Liens, rights, titles, interests, remedies, powers or privileges created thereby, (B) any Lien created in any portion of the collateral pledged pursuant to the Security Documents shall cease to be effective or fail to have the priority originally created under the Security Documents, (C) the validity of the Security Documents or the applicability thereof to the obligations of the Borrower hereunder or any part thereof shall be disaffirmed by or on behalf of the Borrower, or (D) EXIM Bank’s security interest or other rights in any portion of the collateral pledged pursuant to the Security Documents shall terminate in any manner other than that contemplated by the Finance Documents;
(xix)except pursuant to the Security Documents, the Borrower ceases to have the right to possess and use, or shall be prevented from accessing, possessing or using, the Project Site or the Production Lines or any material portion thereof for the purpose of owning, constructing, maintaining and operating the Project in the manner contemplated by the Finance Documents, and such loss of right has or could reasonably be expected to have a material adverse effect;
(xx)(A) any party to the Project Site Lease fails to comply with any of its material obligations contained in the Project Site Lease and such failure continues (x) beyond the applicable cure period, if any is specified, or (y) for more than 30 days after the occurrence thereof, if no cure period is specified; (B) the Project Site Lease, or any term thereof, at any time for any reason (u) ceases to be in full force and effect, (v) is declared to be void or is repudiated, (w) is suspended or revoked, or terminated (other than upon expiration in accordance with its terms when fully performed), (x) ceases to give or provide the respective rights, titles, remedies, powers, or privileges intended to be created thereby, or (y) any party to the Project Site Lease contests the validity or enforceability of the Project Site Lease, or any term thereof that, in each case, in the determination of EXIM Bank, has or could reasonably be expected to have a material adverse effect or (C) proceedings have been commenced before any Governmental Authority with respect to the termination of any of the Project Site Lease;
(xxi)the Borrower voluntarily ceases to use the Project Site for the Project in the manner contemplated by the Finance Documents or suspends all or substantially all of its activities in connection with the Project for a period of fifteen (15) or more consecutive days; or
(xxii)any event or development occurs or any circumstance exists that, in the reasonable determination of EXIM Bank, has or could be expected to have a material adverse effect.
(b)    Remedies.
(i)Upon the occurrence of any Event of Default, and at any time thereafter, if such event is continuing, EXIM Bank, by written notice to the Borrower may declare immediately due and payable (A) all or any portion of the principal amount (including any Note) then outstanding, (B) accrued interest thereon to the date of payment, and (C) all
other amounts owing under this Agreement.    Except as expressly provided in
Section 10.03(a), presentment, demand, protest and all other notices of any kind are hereby expressly waived.
(ii)The rights under this Section 10.03(b) are in addition to and not a substitute for any other rights and remedies available to EXIM Bank under this Agreement, any Note, the Security Documents and any other Finance Document and under Applicable Law.
SECTION 11. GOVERNING LAW AND JURISDICTION
11.01 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, U.S.A., WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
11.02 Submission to Jurisdiction. The Borrower hereby irrevocably agrees that any legal suit, action or proceeding arising out of or relating to any of the Finance Documents or any of the transactions contemplated thereby may be instituted by the other parties hereto or by any party to any Finance Document in the courts of the State of New York or the federal courts sitting in the Borough of Manhattan, City of New York, State of New York. The Borrower hereby, with respect to itself, its revenues, and its properties, irrevocably waives, to the fullest extent permitted by law, any objection that the Borrower may have now or hereafter to the laying of the venue or any objection based on forum non conveniens or based on the grounds of jurisdiction with respect to any such legal suit, action or proceeding; and the Borrower irrevocably submits generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding. The Borrower agrees that a judgment in any such action or proceeding shall be conclusive and binding upon the Borrower and may be enforced in any other jurisdiction, including the United States by suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.
11.03 Service of Process.
(a)    The Borrower irrevocably agrees to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrower at the address referenced in Section 12.02, such service to be effective upon the date indicated on the postal receipt returned from the Borrower or in any other manner provided for notices in Section 12.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
11.04 Waiver of Immunity. The Borrower hereby irrevocably agrees that, to the extent that the Borrower or any of its assets has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Credit Facility or any Note or any other liability or obligation of the Borrower related to or arising from the transactions contemplated by any of the Finance Documents, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from discovery or disclosure of evidence including disclosing and producing documents and other evidence and producing witnesses to testify at a deposition, hearing or similar proceeding in accordance with Applicable Law, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower hereby expressly, unconditionally and irrevocably waives any and all such immunity and expressly, unconditionally and irrevocably agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere.
11.05 Waiver of Security Requirements. To the extent the Borrower may, in any action or proceeding arising out of or relating to any of the Finance Documents brought in the United States or elsewhere, be entitled under Applicable Law to require or claim that EXIM Bank post security for costs or take similar action, the Borrower hereby irrevocably waives and agrees not to claim the benefit of such entitlement.
11.06 No Limitation. Nothing in this Section 11 shall affect the right of EXIM Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in the United States or in any other jurisdiction.
SECTION 12. MISCELLANEOUS
12.01 Computations. Each determination of an interest rate or fee by EXIM Bank pursuant to any provision of this Agreement or any Note, in the absence of manifest error, shall be conclusive and binding on the Borrower. All computations of interest and fees hereunder and under any Note shall be made on the basis of a year of 365 days and actual days elapsed, including for each relevant period, the first day but excluding the last.
12.02 Notices. Except as otherwise specified, all notices given hereunder shall be in writing in the English language, shall include the applicable Transaction Number and shall be given by mail, courier, electronic transmission (including email and portable document format) or personal delivery, and shall be deemed to be given for the purposes of this Agreement on the day that such notice is received by the intended recipient thereof, except for notices given by EXIM Bank, which shall be deemed given on the day such notice is deposited in the mail or sent by courier, electronic transmission (including email and portable document format) or personal delivery. Unless otherwise specified in this Agreement, including Section 3, all notices shall be delivered to the parties hereto at their respective addresses indicated in the Term Sheet.
12.03 Disposition of Indebtedness.
(a)EXIM Bank may sell, assign, transfer, pledge, negotiate, grant participations in or otherwise dispose of all or any part of its interest in all or any part of the Borrower’s indebtedness under this Agreement and any Note (collectively, a “Disposition of Indebtedness”) to any party (“New Party”) and any such party shall enjoy all the rights and privileges of EXIM Bank under this Agreement and each Note that is the subject of such Disposition of Indebtedness.
(b)The Borrower shall, at the request of EXIM Bank, execute and deliver to any party that EXIM Bank may designate, any such further instruments as may be necessary or desirable to give full force and effect to a Disposition of Indebtedness by EXIM Bank. Notwithstanding anything to the contrary contained herein, the Borrower may not assign or otherwise transfer any of its debts or obligations under this Agreement or any Note without the prior written consent of EXIM Bank.
12.04 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.
12.05 Disclaimer. EXIM Bank shall not be responsible in any way for the performance of any Supply Contract, and no claim against a Supplier or any other Person with respect to the performance of any Supply Contract will affect the obligations of the Borrower under any of the Finance Documents.
12.06 Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against EXIM Bank, and any other Indemnified Person (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Finance Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Finance Documents or the transactions contemplated hereby or thereby.

12.07 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to EXIM Bank, or EXIM Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by EXIM Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
12.08 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Finance Document), the Borrower acknowledges and agrees, and acknowledges its affiliates’ understanding, that (a) no fiduciary, advisory or agency relationship between the Borrower and EXIM Bank is intended to be or has been created in respect of the transactions contemplated hereby or by the other Finance Documents, irrespective of whether EXIM Bank has advised or is advising the Borrower on other matters, (b) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (c) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Finance Documents. To the fullest extent permitted by Applicable Law, the Borrower hereby waives and releases any claims that it may have against EXIM Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
12.09 No Waiver; Remedies Cumulative. No failure or delay on the part of EXIM Bank in exercising any right, power or privilege under this Agreement or any Note and no course of dealing between or among the Borrower and EXIM Bank shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any right, power or privilege hereunder or under any Note preclude any other right, power or privilege hereunder or thereunder. The rights and remedies expressly provided herein are cumulative and not exclusive of any rights or remedies that EXIM Bank would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of EXIM Bank to take any other or further action in any circumstances without notice or demand.
12.10 Entire Agreement. This Agreement and the other Finance Documents contain the entire agreement among the parties hereto regarding the Credit Facility.
12.11 Amendment or Waiver. Neither this Agreement nor any other Finance Document may be amended, changed, discharged or terminated without the written consent of the parties hereto.
12.12 Counterparts. This Agreement may be signed in separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart signature page by e-mail (PDF) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby and thereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
12.13 Judgment Currency. Except as provided for in Section 7.03(b), all payments of principal, interest, fees or other amounts due hereunder and under any Note shall be made in U.S. Dollars, regardless of any law, rule, regulation or statute, whether now or hereafter in existence or in effect in any jurisdiction, which affects or purports to affect such obligations. The obligation of the Borrower in respect of any amount due under this Agreement or any Note, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), shall be discharged only to the extent of the amount in U.S. Dollars that the Person entitled to receive that payment may, in accordance with normal banking procedures, purchase with the sum paid in that other currency (after any premium and costs of exchange) on the Business Day immediately succeeding the day on which that Person receives that payment. If the amount in U.S. Dollars that may be so purchased for any reason falls short of the amount originally due, the Borrower shall pay such additional amounts, in U.S. Dollars, to compensate for the shortfall. Any obligation of the Borrower not discharged by that payment shall continue to be due as a separate and independent obligation and shall accrue interest in accordance with Section 5.02 until discharged as provided herein.
12.14 English Language. All documents to be delivered by any party hereto pursuant to the terms hereof shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation, upon which the other parties hereto shall have the right to rely for all purposes under this Agreement and any Note. If this Agreement or any Finance Document (or any provision of this Agreement or any other Finance Document) is translated into any language other than English, the version which is in English shall prevail in case of any discrepancy with any version in any other language.
12.15 Severability.    To the extent permitted by Applicable Law, the illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.
12.16 Waiver of Jury Trial. FOR THE PURPOSES OF THIS AGREEMENT AND EACH OTHER FINANCE DOCUMENT, EACH OF THE BORROWER AND EXIM BANK HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, WITH ANY OTHER FINANCE DOCUMENT, WITH ANY COURSE OF CONDUCT, WITH ANY COURSE OF DEALING, WITH ANY STATEMENTS (WHETHER ORAL OR WRITTEN), OR WITH ANY ACTIONS OR OMISSIONS OF ANY PARTY HERETO OR OF ANY OTHER PERSON RELATING TO THIS AGREEMENT OR TO ANY OTHER FINANCE DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EXIM BANK TO ENTER INTO THIS AGREEMENT.

12.17 Survival. The expiration or termination of this Agreement does not terminate or affect any obligation hereunder that either expressly or by its nature survives the expiration or termination of this Agreement.
12.18 Patriot Act. In the event that EXIM Bank is subject to the PATRIOT Act, EXIM Bank hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow EXIM Bank to identify the Borrower in accordance with the PATRIOT Act.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.
ESS TECH, INC.
By: /s/ Eric P. Dresselhuys
Name: Eric P. Dresselhuys
Title: Chief Executive Officer

[Signature Page to Credit Agreement — AP089503XX]

EXPORT-IMPORT BANK OF THE UNITED STATES
By: /s/ David R. Fiore
Name: David R. Fiore
Title: Vice President, Transportation Division
[Signature Page to Credit Agreement — AP089503XX]

SCHEDULE 1 – REPAYMENT SCHEDULE

Month	Payment	Beg. Balance	Principle
12/30/2026	1	22,709,850.00	1,195,255.26
3/30/2027	2	21,514,594.74	1,195,255.26
6/30/2027	3	20,319,339.47	1,195,255.26
9/30/2027	4	19,124,084.21	1,195,255.26
12/30/2027	5	17,928,828.95	1,195,255.26
3/30/2028	6	16,733,573.68	1,195,255.26
6/30/2028	7	15,538,318.42	1,195,255.26
9/30/2028	8	14,343,063.16	1,195,255.26
12/30/2028	9	13,147,807.89	1,195,255.26
3/30/2029	10	11,952,552.63	1,195,255.26
6/30/2029	11	10,757,297.37	1,195,255.26
9/30/2029	12	9,562,042.11	1,195,255.26
12/30/2029	13	8,366,786.84	1,195,255.26
3/30/2030	14	7,171,531.58	1,195,255.26
6/30/2030	15	5,976,276.32	1,195,255.26
9/30/2030	16	4,781,021.05	1,195,255.26
12/30/2030	17	3,585,765.79	1,195,255.26
3/30/2031	18	2,390,510.53	1,195,255.26
6/30/2031	19	1,195,255.26	1,195,255.26
			22,709,850.00

SCHEDULE 2 – REVENUE FINANCIAL COVENANT

Measuring Period Ending	Minimum Quarterly Revenue
June 30, 2024	[***]
September 30, 2024	[***]
December 31, 2024	[***]

FORM OF NOTE
ANNEX A
ESS TECH, INC.
PROMISSORY NOTE
U.S.$ ________________________________________________________________, 20__
FOR VALUE RECEIVED, ESS TECH, INC., a Delaware corporation, having its place of business at [__________________]1 (the “Maker”), by this promissory note (this “Note”) hereby unconditionally promises to pay to the order of the Export-Import Bank of the United States (“EXIM Bank”) at the Federal Reserve Bank of New York, the principal sum of
    2 U.S. Dollars (U.S.$    ) or such lesser amount as shall
be advanced by EXIM Bank to the Maker, in installments as hereinafter provided and to pay interest on the principal balance hereof from time to time outstanding, as hereinafter provided, at the Applicable Interest Rate or the Step-Up Interest Rate (as applicable), as set forth in Schedule 1 to this Note. All capitalized terms not defined herein have the meanings assigned to them in the Credit Agreement (as hereinafter defined).
    The principal hereof shall be paid in ___________(_____________) successive quarterly installments, the first of which shall be due and payable on [___]. The remaining installments shall each be due and payable quarterly thereafter on March 30, June 30, September 30 and December 30 of each year (each, a “Repayment Date”). The installment payable on any Repayment Date will be of a principal amount equal to the amount indicated on the relevant Repayment Date as set forth in Schedule 2 to this Note; provided that, on the last Repayment Date, the Maker shall repay in full the principal amount hereof then outstanding; provided further, interest on the outstanding principal amount of this Note is payable on each Interest Payment Date, beginning on [___]. Interest will be calculated on the basis of the actual number of days elapsed (including the first day, but excluding the last day) over a year of 365 days.
If any amount of the principal of or accrued interest on this Note is not paid in full when due (whether at stated maturity, by acceleration, or otherwise), the Maker shall pay to EXIM Bank on demand interest on such unpaid amount (to the extent permitted by Applicable Law) for the period from the date such amount was due (“Payment Default Date”) until such amount shall have been paid in full, at an interest rate per annum equal to the higher of: (i) the rate specified in the first paragraph hereof plus one percent (1.00%) per annum; or (ii) the applicable rate of interest specified in the Federal Reserve Statistical Release H.15 (519) as the average monthly rate for the month immediately preceding the date of the relevant Payment Default Date, available at http://www.federalreserve.gov/releases/H15/data.htm under the heading of “U.S. government
——————————
1 NTD: Insert.
2 NTD: One note to be issued at closing in the maximum principal amount available to drawn.

securities” and the subheading of “Treasury constant maturities,” for a maturity closest to the duration of the Payment Default plus one percent (1.00%).
This is one of the Note(s) referenced in Section 5.04 of the Credit Agreement, dated as of November 1, 2024 (the “Credit Agreement”) by and between the Maker and EXIM Bank. This Note is entitled to the benefits of, and is governed in all respects by, the terms of the Credit Agreement, which Credit Agreement, among other things, contains provisions for the payment of principal and interest (including default interest) hereon without set-off, counterclaim, deduction, withholding on account of taxes levied or imposed under the laws of the government of the United States (or any other jurisdiction from which payments required hereunder are made), restrictions and conditions of whatever nature, and for acceleration of the maturity hereof upon the happening of certain stated events. The principal amount hereof may be prepaid in accordance with the terms of the Credit Agreement. All payments received hereunder shall be applied in accordance with the order of priority set forth in Section 8.02 of the Credit Agreement.
Any notations by EXIM Bank on this Note regarding payments made on account of the principal thereof, in the absence of manifest error, shall be conclusive and binding. Upon the irrevocable payment in full of this Note, EXIM Bank shall promptly cancel this Note, and surrender it to the Maker upon the Maker’s request.
The Maker hereby waives demand, diligence, presentment, protest, and notice of every kind, and warrants to the holder that all actions and approvals required for the execution and delivery hereof as a legal, valid, and binding obligation of the undersigned, enforceable in accordance with the terms hereof, have been duly taken and obtained.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, U.S.A. WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
ESS TECH, INC.
By:
(Signature)3
Name:
(Print)
Title:
(Print)

—————————————
3    Note: Personal makers should sign in their personal capacities only. Corporate makers should sign only in their corporate capacities with proper reference to their corporate titles.

Annex A
- Page 2 -

AP089503XX
Promissory Note
Annex A
- Page 3 -

SCHEDULE 1 TO THE PROMISSORY NOTE
AP089503XX
The Applicable Interest Rate is equal to _______________ percent (___%) per annum, which is determined on the Business Day that is five (5) Business Days prior to the first Disbursement Date. The Step-Up Interest Rate is equal to the sum of (x) the Applicable Interest Rate and (y) the Step-Up Margin.
Annex A
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SCHEDULE 2 TO THE PROMISSORY NOTE
PRINCIPAL REPAYMENT SCHEDULE
AP089503XX
Promissory Note

Repayment Date	Installment Repayment Amount*

*If the aggregate amount of Disbursements made up to and including the Final Disbursement Date is less than the full amount of the Credit Facility, then the Repayment amounts set forth in this schedule shall be ratably reduced in proportion to such aggregate disbursed amount.

Annex A
- Page 5 -

ANNEX B
DISBURSEMENT PROCEDURES FOR DIRECT CREDITS
Introduction
Funds shall be disbursed under the Credit Facility to finance Contract Goods and Services in accordance with the “Disbursement Procedure.” No other disbursement methods are permitted to finance Contract Goods and Services. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement. References to “Exhibit” herein are references to the exhibit attached to this Annex B.
Copies of all documents are acceptable. Certain commercial documents, such as invoices, advices of payment and bills of lading, may be delivered in their original language; provided that a translation to English may be required if EXIM Bank requests such translation.
Reimbursement Procedure
The Borrower may from time to time request that EXIM Bank make Disbursements to the Borrower’s account at or through a commercial bank in the United States selected by the Borrower and acceptable to EXIM Bank to: (i) reimburse the Borrower for the EXIM Bank-approved portion of any payments made by the Borrower to a Supplier or Ancillary Services Provider and (ii) charge the Borrower for the related Exposure Fee due to EXIM Bank (if financed).
To obtain Disbursements under the Reimbursement Procedure, the Borrower must deliver a Request for Reimbursement in accordance with Section 3.03, together with the following documents, which must be satisfactory in form and substance to EXIM Bank (the following listed documents, the “Reimbursement Documents”):
(a)A duly executed and complete Request for Reimbursement to Borrower’s account, in the form of Exhibit 1, signed by the Authorized Officer(s) of the Borrower, and accompanied by an Itemized Statement of Payments for each Supplier or Ancillary Services Provider in a form provided by EXIM Bank.
(b)Copies of the invoice(s) for the Contract Goods and Services to be financed under the requested Disbursement, (i) bearing a U.S. address (unless otherwise agreed by EXIM Bank) and (ii) bearing or accompanied by evidence that the Supplier(s) or Ancillary Services Provider(s), as the case may be (the “Payee”), has been paid. Evidence of payment may be any of the following: (a) a “paid” stamp signed by the Payee on the invoice; (b) a copy of a commercial bank’s “advice of payment” to the Payee; (c) a copy of both sides of a cancelled check made payable to the Payee; (d) a letter from the Payee acknowledging payment or (e) other evidence of payment acceptable to EXIM Bank.
(c)Unless previously provided in connection to a prior Disbursement, copies certified as true copies by an Authorized Officer of the Borrower of each Supply Contract and a duly executed and complete Supplier’s Certificate in a form provided by EXIM Bank,
Annex B
- Page 1 -

signed by an Authorized Officer of the Supplier or Ancillary Services Provider (with attachments, if required).
(d)A duly executed and complete Anti-Lobbying Certificate, a copy of which is available at https://www.exim.gov/doc025 (or if not available at this link, then as provided by EXIM Bank to the Borrower or relevant Person upon its request), signed by an Authorized Officer of the Supplier or Ancillary Services Provider, as the case may be, unless an Anti-Lobbying Certificate has been previously provided by such Supplier or Ancillary Services Provider, as the case may be; provided, however, that no such certificate is required if the relevant Supply Contract has an aggregate value of U.S. $100,000 or less.
(e)With respect to Goods Subject to U.S. Flag Shipping, ocean bills of lading (or other transport document acceptable to EXIM Bank) signed by the carrier, freight forwarder or shipping agent and evidencing shipment of the Contract Goods to the United States. Ocean bills of lading must either show shipment on vessels of U.S. registry or be accompanied by an appropriate “Certification of Vessel Non-Availability” or “Determination for Use in EXIM Bank Financing Evaluation Process” issued by the U.S. Maritime Administration (as described in Section 4.01).
(f)Such other documents, statements, certificates, information and evidence as EXIM Bank may from time to time reasonably request.
Upon satisfaction (at EXIM Bank’s sole discretion) of the requirements set out in Section 3.03 and pursuant to such section (i) EXIM Bank will reimburse the Borrower for the EXIM Bank-approved portion of the Contract Goods and Services, and (ii) if the Exposure Fee is financed under the Credit Facility, EXIM Bank will simultaneously retain for EXIM Bank’s account an amount equal to such Exposure Fee. The sum of the amounts so reimbursed to the Borrower or retained by EXIM Bank shall constitute a Disbursement under the Credit Facility.
———————————————————————————————————————
The following is included for informational purposes only, and is not part of the Agreement:
(a)The Borrower is encouraged to Upload Reimbursement Documents via the Disbursement Portal at EXIM Online at https://eximonline.exim.gov/apps/bap. The Borrower should deliver all Requests for Reimbursement electronically to EXIM Bank. Please refer to https://www.exim.gov/resources/credit-administration-and-disbursements for more information regarding the Disbursement Portal and the disbursement process in general.
(b)Because the Supplier(s) and Ancillary Services Provider (if any) are not parties to the Agreement, the Borrower will need to take the following steps to ensure that the Credit Facility is utilized and disbursed in a timely fashion:
(i)    The Borrower should advise the Supplier(s) (and any Ancillary Services Provider) of the provisions of this Agreement that will require its cooperation, including,

Annex B
- Page 2 -

without limitation, the requirement that each entity’s Anti-Lobbying Certificate and the
Supplier’s Certificate be completed and submitted prior to the first Disbursement.
(c)    Ocean Transportation – MARAD Certifications and Determinations
Please refer to Section 4.01 of the Agreement setting forth the requirements relating to use of vessels of U.S. registry for transportation of Goods Subject to U.S. Flag Shipping. The U.S. Maritime Administration (“MARAD”) provides facilitation services to assist Supplier(s) and the Borrower with obtaining suitable shipping arrangements on U.S.-flag vessels. MARAD may (as part of the facilitation process) work with shippers and U.S.-flag carriers to identify any flexibility in schedules, rates, routes and capacity that would facilitate U.S.-flag vessel availability. In particular, EXIM Bank and MARAD encourage the use of advance shipping plans, booking subject to completion and service contracts; please refer to a description of these options at https://www.maritime.dot.gov/cargo-preference/civilian-agencies/shipping-guidance-cargo-financed-ex-im-bank.
With respect to Goods Subject to U.S. Flag Shipping, EXIM Bank strongly encourages Supplier(s) and the Borrower who anticipate receiving a financing commitment from EXIM Bank to contact U.S. flag carriers as early as possible to obtain bids for transporting their ocean-bound cargos in order to obtain the most favorable rates and shipping schedule, and to request MARAD facilitation and assistance in identifying available U.S.-flag carriage. EXIM Bank may approve financing of goods shipped on foreign-flag vessels pursuant to a MARAD “Certification of Vessel Non-Availability” or MARAD “Determination for Use in EXIM Bank Financing Evaluation Process”. Shippers should submit requests for such a certification or determination to MARAD pursuant to the criteria and procedures set forth at https://www.maritime.dot.gov/cargo-preference/civilian-agencies/shipping-guidance-cargo-financed-ex-im-bank. Each application for a MARAD certification or determination must be submitted to MARAD sufficiently in advance of the intended shipping date in order to allow MARAD adequate opportunity to process the application. If any of the Goods Subject to U.S. Flag Shipping are shipped on ocean vessels of non-U.S. registry without a MARAD certification or determination, or contrary to the provisions of a MARAD certification or determination, such Contract Goods will not be eligible for financing under the Credit Facility.
Special Disbursement Rules Applicable to Reachback Determinations. In the event that MARAD issues a “Determination for Use in EXIM Bank Financing Evaluation Process” under MARAD’s reachback criteria (“Reachback Determination”), EXIM Bank may approve a Disbursement for no more than eighty percent (80%) of the amount ordinarily allowed as a Reimbursement (e.g., 80% of the Reimbursement amount applicable to the same cargo shipped on a U.S. flag vessel). Note that generally Reachback Determinations are not issued for more than ten percent (10%) of the U.S. ocean-going cargo proposed to be financed by EXIM Bank.

Annex B
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FORM OF REQUEST FOR REIMBURSEMENT    Exhibit B-1
TO BORROWER’S ACCOUNT
[Letterhead of Borrower]

, 20

Export-Import Bank of the United States
811 Vermont Avenue, N.W.
Washington, D.C. 20571 U.S.A.
Attention:    Credit Administration and Claims Processing Division
Subject:    EXIM Bank Transaction No. AP089503XX
ESS TECH, INC. (the “Borrower”)
Request for Disbursement No. ____
Requested Disbursement Date:
Ladies and Gentlemen:
In accordance with the terms and conditions of the Credit Agreement (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), dated as of November 1, 2024 by and between the Borrower and the Export-Import Bank of the United States (“EXIM Bank”), we hereby request EXIM Bank to make a Disbursement under the Credit Facility thereby established in the amount set forth below, with the Reimbursement amount thereof being paid to the account of the Borrower, as set forth below, and with the Exposure Fee amount thereof being retained by EXIM Bank.
Reimbursement amount    U.S.$
Exposure Fee amount    U.S.$
TOTAL DISBURSEMENT U.S.$
Borrower’s Account Information:
Name of US Bank: [__]
ABA Number of US Bank: [__]
Account Name of Borrower at US Bank: [__]
Account Number of Borrower at US Bank: [__]
We hereby notify you that the relevant Itemized Statement(s) of Payments have been Uploaded or delivered to EXIM Bank.
We hereby certify with respect to the payments made by us for the Contract Goods and Services specified in the Itemized Statement(s) of Payments that:
(a)    All such payments were made exclusively for the purchase in the United States of Contract Goods and Services, and such Contract Goods and Services will be used for lawful

Annex B (Exhibit 1)
- Page 1 -

purposes and in a lawful manner, in each case, in accordance with Applicable Law and the terms of the Credit Agreement.
(b)We have not previously requested Disbursements on account of these payments.
(c)We have Uploaded or delivered to EXIM Bank copies of relevant invoices and bills of lading (accompanied by evidence that each Supplier or Ancillary Services Provider, as the case may be, has been paid) and other Reimbursement Documents relating to the Contract Goods and Services.
(d)All of those Contract Goods that have been or will be transported to the United States on ocean vessels have been or will be shipped on vessels of U.S. registry, except to the extent that the U.S. Maritime Administration has issued with respect to such shipment a (i) “Certification of Vessel Non-Availability” or (ii) “Determination for Use in EXIM Bank Financing Evaluation Process”.
(e)The Contract Goods and Services covered by the invoices referred to in Paragraph 3 above consist of services performed for, or goods accepted by, the Borrower.
(f)The Contract Goods and Services covered by the invoices referred to in Paragraph 3 above are on the Acquisition List approved by EXIM Bank.
We further certify that:
1.we have paid, or caused to be paid, the exact amounts set forth in the relevant Itemized Statement of Payments for the Contract Goods and Services specified therein;
2.we have not, and to the Borrower’s knowledge, each Supplier and Ancillary Services Provider has not, agreed to make or arrange for (directly or indirectly) any payment, discount, allowance, rebate, commission, fee or other payment in connection with the procurement of the Contract Goods and Services under any Supply Contract without the express written consent of EXIM Bank, except for (i) payment of manufacturing costs or for the purchase of the Contract Goods and Services; (ii) the regular remuneration of regular full-time directors, officers and employees of such party; (iii) commissions or fees, if any, to regular sales agents, brokers or representatives, which are (A) on arm’s length terms for fair market value for the services rendered, (B) paid in the ordinary course of business, (C) readily identifiable on the party’s books and records as to amount, purpose, and recipient, (D) in an amount customary for the services rendered, or to be rendered, with respect to each counterparty’s country and (E) not intended to be used for any illicit or corrupt purpose; (iv) any discounts, allowance, or rebates to the Borrower that are disclosed in invoices from the Supplier or Ancillary Services Provider, as the case may be, submitted for payment in connection with a Disbursement; or (v) any letter of credit or other fees paid to commercial banks or any payments made to EXIM Bank in connection with the Credit Facility. Furthermore, no portion of the payment of any invoice in connection with the Contract Goods and Services has been returned or transferred to the Borrower or to any third party at the direction or on behalf of the Borrower without the express written consent of EXIM Bank;

Annex B (Exhibit 1)
- Page 2 -

3.we have not made, and to our knowledge, each Supplier and Ancillary Services Provider has not made and will not make, any payment in connection with the Credit Facility to any Person who is Excluded or Disqualified from participating in a Covered Transaction;
4.in respect of each Supply Contract to which the Disbursement relates, each consent, license, authorization or approval of, and exemption by, any Governmental Authority, which is necessary or advisable for the execution, delivery and performance of such Supply Contract, the importation of the Contract Goods and Services, and the use of the Contract Goods and Services in the United States has been obtained and are in full effect;
5.as of the date of this request (and after giving effect to the requested Disbursement), none of the Equipment (as defined in the Security Agreement) acquired using the proceeds of the Credit Facility is or will at any time be a fixture;
6.as of the date of this request (and after giving effect to the requested Disbursement), attached hereto as Annex A is a true and complete Schedule 2 to the Security Agreement;
7.as of the date of this request, no Potential Default or Event of Default has occurred and is continuing (or shall result from the making of the requested Disbursement); and
8.as of the date of this request, the representations and warranties made by us in the Credit Agreement and the Security Documents are true, except for any representations and warranties which, expressly by their terms, are made by an earlier date, which representations and warranties were true as of such earlier date.
Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

Annex B (Exhibit 1)
- Page 3 -

Very truly yours,
ESS TECH, INC.
By:
(Signature)
Name:
(Print)
Title:
(Print)
Annex B (Exhibit 1)
- Page 4 -

Annex A
Schedule 2 to the Security Agreement

Production Line 1
Description	Serial Number (if any)	Vendor

[Omitted]

[The registrant undertakes to furnish supplementally a copy of the omitted schedule to the Securities and Exchange Commission upon request.]

Annex B (Exhibit 1)
- Page 5 -

FORM OF MMIA COMPLIANCE PLAN    Annex C
MMIA Compliance Plan
1. Timing. Beginning with the Borrower’s 2024 fiscal year and continuing until all amounts owing under this Agreement and each Note have been paid in full, the Borrower shall submit to EXIM Bank a MMIA Annual Report (each, an “Annual Report”) for such fiscal year, (“Reportable Period”) at the same time it provides the annual consolidated financial statements to EXIM Bank in accordance with Section 9.02(b).
2. Annual Report Requirements
a. For each Reportable Period, the Borrower shall:
i.report the total full-time employment equivalent (“FTE”) at the EXIM Financed Project for each Reportable Period;
ii.identify any changes in the total number of FTEs or composition of such FTEs during the Reportable Period; and
iii.provide a comparison of the amount and composition of type of FTEs compared to those provided as of June 27, 2024.
Further, the Borrower shall provide a written explanation as to the reasons for the changes provided for in Section 2.a.ii and 2.a.iii above.
b. In the first Annual Report after the first Repayment Date, and each Annual Report thereafter, the Borrower shall provide the Exported Amounts from the EXIM Financed Project, expressed as a percentage of the total Output Amount of the EXIM Financed Project for the Reportable Period (such percentage, the “Export Percentage”). The Export Percentage may be reported as a percentage of revenues or units of production of the EXIM Financed Project, provided, however, the Borrower shall use the same metric selected for reporting in the first Annual Report for all remaining required Annual Reports.
3. Remedies
a. If the Export Percentage in an Annual Report and/or the Cumulative Export Percentage is less than the Minimum Export Percentage (each, an “Export Nexus Deficiency”):
i.the Borrower shall include a written explanation on reasons for the Export Nexus Deficiency in the Annual Report; and/or
ii.EXIM may immediately, or at any time thereafter, exclude the Borrower from further MMIA Financings.
b. Each time the Borrower has an Export Nexus Deficiency for two or more consecutive Reportable Periods, EXIM may require within sixty (60) days of the

Annex C
- Page 1 -

Annual Report a written plan to increase exports, including steps to utilize United States Government trade promotion resources.
c.Each time the Borrower has an Export Nexus Deficiency for three or more consecutive Reportable Periods, EXIM may impose a penalty interest surcharge, increasing the Applicable Interest Rate by 5 basis points (the “Step-Up Margin”). EXIM may continue to charge the Step-Up Interest Rate for each additional consecutive Reportable Period for which the Borrower is in an Export Nexus Deficiency. For avoidance of doubt, EXIM will cease charging the Step-Up Interest Rate (and resume charging the Applicable Interest Rate) once EXIM determines that the Borrower no longer has an Export Nexus Deficiency.
d.For the avoidance of doubt, EXIM shall have the right to pursue one or more of these remedies and any single or partial exercise of these remedies shall not preclude EXIM from pursuing any other right, power or privilege under this Agreement, including this Schedule.
4. Additional Information. Upon request from EXIM, the Borrower shall promptly provide supporting documentation of export and employment claims, including samples of bills of lading and export invoices, information regarding indirect exports, payroll information, FTE data (including details on the nature of reported jobs), and filings or reports to federal or state agencies.
Annex C
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FORM OF MMIA ANNUAL REPORT    Annex D
Form of MMIA Annual Report
Current Reportable Period: ____, 20___ to____, 20
EXIM Loan Number: AP089503XX    Required Export Nexus: 15%
EXIM Financed Project: ESS TECH, INC’S Production Line 1 and Production Line 2 (as more specifically defined in the Credit Agreement dated as of November 1, 2024 between ESS Tech Inc and EXIM Bank)
PART 1
Job Information
For the EXIM Financed Project during the current Reportable Period, please provide:
Total number of FTEs
Number of FTEs receiving hourly wages
Average hourly wage of hourly wage
FTEs:
Number of salaried FTEs
Average annual salary wage of salaried
FTEs:
Describe changes to the number of hourly and salaried FTEs during the Reportable Period.

PART 24
Export Nexus: Current Reportable Period
Exported Amount in
Current Reportable
Period5=
Output Amount in Current
Reportable Period6 =
—————————————
4 Note to Borrower: Leave Part 2 blank prior to the first Repayment Date. For the first Annual Report due after the first Repayment Date, complete Part 2.
5 Note to Borrower The current reportable period consists of the previous three years.

6 Note to Borrower: The current reportable period consists of the previous three years.

Export Percentage of Current
Reportable Period7 =
Export Nexus: All Reportable Periods, Including Current Reportable Period
Exported Amount in All
Reportable Periods =
Output Amount in All
Reportable Periods =
Cumulative Export Percentage8 =
9Above information is reported as:    Units of production
Revenue
Export Nexus Deficiency
From and after the Borrower’s 2024 fiscal year end, if the Export Percentage in the current Reportable Period and/or the Cumulative Export Percentage is less than the Minimum Export Percentage:

I, [insert name], am an Authorized Officer of the Borrower and I hereby certify, in my official capacity on behalf of the Borrower and not in any personal capacity, that the information set forth above is true and correct in all material respects to my knowledge.
[Name]
[Title]
[signature]

—————————————
7 Note to Borrower: See Defined Terms for definitions of each of these cells. The Export Percentage inserted here should be the result of the number inserted for Exported Amount divided by the number Output Amount, expressed as a percentage.
8 Note to Borrower: The Cumulative Export Percentage inserted here should be the result of the aggregate of all Exported Amounts divided by the aggregate of all Output Amounts for the current and all prior Reportable Periods, expressed as a percentage.
9 Note to Borrower: Exported Amounts and Output Amount data must be provided in the same format on each Annual Report. In other words, if on the first Annual Report, the amounts are provided as a share of units of production, check the relevant box and use that same metric in all other Annual Reports.

Addendum Page 2